UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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General Cable Corporation
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GENERAL CABLE CORPORATION

4 Tesseneer Drive

Highland Heights, Kentucky 41076

Telephone (859) 572-8000

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders, which will be held at 11:00 a.m., Eastern Daylight Time, on Thursday, May 16, 2013, at our offices located at 4 Tesseneer Drive, Highland Heights, Kentucky 41076.

We once again are pleased to utilize Securities and Exchange Commission rules that allow us to deliver proxy materials over the Internet to expedite our stockholders’ receipt of these materials. You will receive a Notice of Internet Availability of Proxy Materials. This Notice will include instructions to access proxy materials and vote. At your discretion, you may request hard copies and a proxy card for voting by mail by following the instructions on the Notice. We encourage you to read the Proxy Statement carefully.

As you will note from the enclosed proxy material, the Board of Directors recommends that you vote FOR each of the proposals set forth in the Proxy Statement.

Sincerely,

GREGORY B. KENNY

President and Chief Executive Officer

March 28, 2013

YOUR VOTE IS IMPORTANT.

PLEASE FOLLOW THE INSTRUCTIONS FOR THE VOTING METHOD YOU SELECT.

GENERAL CABLE CORPORATION

4 Tesseneer Drive

Highland Heights, Kentucky 41076

Telephone (859) 572-8000

NOTICE OF THE 2013 ANNUAL MEETING OF STOCKHOLDERS

The 2013 Annual Meeting of Stockholders of General Cable Corporation (“General Cable”) will be held on Thursday, May 16, 2013, at 11:00 a.m., Eastern Daylight Time, at our offices located at 4 Tesseneer Drive, Highland Heights, Kentucky 41076, to consider and act upon the following proposals:

1.	Election of six directors;

2.	Ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, to audit General Cable’s 2013 consolidated financial statements and internal control over financial reporting;

3.	Approval on an advisory basis of the compensation of our named executive officers;

4.	Approval of performance goals under General Cable’s 2008 Annual Incentive Plan, As Amended and Restated for purposes of Section 162(m) of the Internal Revenue Code as amended; and

5.	Such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 18, 2013 are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

Robert J. Siverd

Secretary

March 28, 2013

PROXY STATEMENT

The Board of Directors of General Cable Corporation (“General Cable” or the “Company”) is providing this Proxy Statement for the solicitation of proxies from holders of outstanding General Cable common stock for the 2013 Annual Meeting of Stockholders (“Annual Meeting”) on May 16, 2013, and at any adjournment of the meeting. The Annual Meeting will be held at 11:00 a.m., Eastern Daylight Time on Thursday, May 16, 2013, at the Company’s offices at 4 Tesseneer Drive, Highland Heights, Kentucky. Beginning on or about March 28, 2013, General Cable will send the Notice of Internet Availability of Proxy Materials and release its proxy materials, including this Proxy Statement, proxy form, and General Cable’s Annual Report to Stockholders for 2012, to all stockholders entitled to receive notice and to vote at the Annual Meeting.

VOTING PROCEDURES

Your Vote is Very Important

Our Annual Meeting this year is being held at our offices in Highland Heights, Kentucky, which you are invited to attend. Under rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials for the Annual Meeting over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) beginning on or about March 28, 2013, to our stockholders of record and beneficial owners. The Notice includes instructions on how to access the proxy materials over the Internet or to request a printed copy of the proxy materials. Whether or not you plan to attend our Annual Meeting, please take the time to vote.

Voting by Stockholders of Record. If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet, by mail or telephone following the instructions provided in the Notice. If you request printed copies of the proxy materials, you can also vote over the Internet, by mail or telephone.

Voting by Beneficial Owners. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” If you are a beneficial owner and you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet, by mail or by telephone following the instructions provided in the Notice.

Record Date

Holders of record of General Cable common stock, par value $0.01 per share, at the close of business on March 18, 2013 (the “Record Date”) will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments. At the Record Date, 49,937,768 shares of General Cable common stock were issued and outstanding.

How to Revoke Your Proxy

You may revoke your proxy at any time before the final vote at the Annual Meeting. You may do so by (i) voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted before the Annual Meeting will be counted); (ii) sending a written statement of revocation to the Secretary of General Cable at the Company’s headquarters at 4 Tesseneer Drive, Highland Heights, Kentucky 41076; or (iii) submitting a properly signed proxy having a later date. You may also attend the Annual Meeting and vote in person. However, your attendance at the Annual Meeting will not, by itself, revoke your proxy.

Vote Required and Method of Counting Votes

•	Number of Shares Outstanding. At the close of business on the Record Date, there were 49,937,768 shares of General Cable common stock outstanding and entitled to vote at the Annual Meeting.

•	Vote Per Share. You are entitled to one vote per share on matters presented at the Annual Meeting. Stockholders do not have cumulative voting rights in the election of Directors.

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Quorum. A majority of outstanding shares, present or represented by proxy, makes a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (i.e., when a broker does not have authority to vote on a specific issue) are counted as present for purposes of determining a quorum.

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Vote Required. The following is an explanation of the vote required for each of the four items to be voted on at the Annual Meeting assuming a quorum is present. If you sign and return a proxy but do not specify how you want your shares voted, your shares will be voted FOR the nominee and FOR the other proposals listed below.

Proposal 1 – Election of Directors

In an uncontested election, a nominee will be elected if the votes cast for the nominee exceed the votes cast against the nominee. In the event the number of nominees exceeds the number of Directors to be elected, however, directors receiving the highest number of votes will be elected.

Please note that brokers may no longer use discretionary authority to vote shares on the election of Directors (Proposal 1) if they have not received instructions from their clients. Please vote your proxy or deliver instructions to your broker so your vote can be counted.

Proposal 2 – Ratification of Appointment of Auditors

The affirmative vote of a majority of shares present, in person or by proxy, is required for approval of the ratification of the appointment of Deloitte and Touche LLP (“Deloitte”) as our independent registered public accounting firm (Proposal 2).

Proposal 3 – Advisory Vote on Executive Compensation

The affirmative vote of a majority of shares present, in person or by proxy, is necessary for approval on an advisory basis of the compensation of our named executive officers (Proposal 3). While the result of the advisory vote on this Proposal 3 is not binding on our Board of Directors or Compensation Committee, our Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Please note that brokers may no longer use discretionary authority to vote shares on Proposal 3 if they have not received instructions from their clients. Please vote your proxy or send an instruction to your broker so your vote can be counted.

Proposal 4 – Approval of Performance Goals Under General Cable’s 2008 Annual Incentive Plan, As Amended and Restated

The affirmative vote of a majority of shares present, in person or by proxy, is required for approval of performance goals under General Cable’s 2008 Annual Incentive Plan, As Amended and Restated for purposes of Section 162(m) of the Internal Revenue Code as amended (Proposal 4).

Please note that brokers may no longer use discretionary authority to vote shares on Proposal 4 if they have not received instructions from their clients. Please vote your proxy or send an instruction to your broker so your vote can be counted.

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Abstentions and Broker Non-Votes. Brokers are not entitled to vote on the election of Directors or the advisory proposals to approve the compensation of our named executive officers unless they receive voting instructions from their clients. Abstentions and “broker non-votes” (shares held by a broker who is a member of the New York Stock Exchange (“NYSE”) that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) are counted as present for purposes of determining a quorum for the transaction of business at the Annual Meeting.

Discretionary Voting Power

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. In addition, on matters raised at the Annual Meeting that are not covered by this Proxy Statement, the persons named in the proxy card will have full discretionary authority to vote the shares as they deem appropriate unless a stockholder has followed the advance notice procedures discussed below under “Director Nomination Process.” If the nominee for election as a Director becomes unable to accept nomination or election, which we do not anticipate, the persons named in the proxy will vote for the election of another person recommended by the Board.

PROPOSAL 1: ELECTION OF DIRECTORS

At the 2010 Annual Meeting of Stockholders, our stockholders approved the annual election of all of our Directors upon the expiration of remaining current terms for the Class II and Class III Directors, respectively, and until their successors are elected and qualified or until their earlier resignation or removal. At the 2012 Annual Meeting of Stockholders, our Board became fully declassified. All of our current Directors are standing for election at the 2013 Annual Meeting of Stockholders.

Until July 20, 2012, the board was comprised of seven directors. On July 17, 2012, Charles G. McClure, Jr. notified our Board of Directors that he will resign from the Board effective at the close of business on July 20, 2012. Mr. McClure resigned from the Board for personal reasons as a result of demands related to other ongoing business activities and not due to any disagreement with our Company on any matter relating to our operations, policies or practices. The Board is seeking to fill the vacancy created by Mr. McClure’s resignation with an individual the Board believes is qualified to fill such role, and a search for a new director candidate is underway. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Set forth below is certain information relating to the background, experience and qualifications of the individuals nominated by the Board of Directors to stand for election at the Annual Meeting. The new term of office for the nominees will be for a one-year term to expire at the 2014 Annual Meeting of Stockholders.

Director Nominees for Election at the Annual Meeting

“Nominees for Director” John E. Welsh, III Age 62 Director since 1997 Non-executive Chairman of the Board, Member of the Audit, Compensation and Corporate Governance Committees

Mr. Welsh has served as President of Avalon Capital Partners LLC, an investment firm focused on private equity and public securities investments since 2002. From October 2000 to December 2002, he was a Managing Director of CIP Management LLC, the management company for Continuation Investments Group Inc. From November 1992 to December 1999, he served as Managing Director and Vice-Chairman of the Board of Directors of SkyTel Communications, Inc. (“SkyTel”) and as a Director of the company from September 1992 until December 1999. During that period, he served as Chief Financial Officer and President and Chief Executive Officer of the International Division. Prior to 1992, Mr. Welsh was a Managing Director in the Investment Banking Division of Prudential Securities, Inc., and served as Co-Head of the Mergers and Acquisitions Department. Mr. Welsh has served as a director of various public companies, including Spreckels Industries, Inc., SkyTel and York International. He currently serves as a Director of Integrated Electrical Services (NASDAQ: IESC).

Mr. Welsh has (i) a strong financial background in investment banking and investment management; (ii) leadership and collaboration skills; (iii) substantial experience involving acquisitions and strategic alliances; and (iv) a background in telecommunications products and services. Mr. Welsh’s investment management and acquisition experience and refined leadership skills have been critical in the creation of a strong, independent Board of Directors.

Gregory B. Kenny Age 60 Director since 1997 President and Chief Executive Officer of General Cable

Mr. Kenny has served as President and Chief Executive Officer of General Cable since August 2001. He was President and Chief Operating Officer of General Cable from May 1999 to August 2001. From March 1997 to May 1999, he was Executive Vice President and Chief Operating Officer of General Cable. From June 1994 to March 1997, he was Executive Vice President of the subsidiary of General Cable which was General Cable’s immediate predecessor. He also is a director of Cardinal Health Incorporated (NYSE: CAH), Ingredion Incorporated (NYSE: INGR) and the Federal Reserve Bank of Cleveland, Cincinnati Branch.

Mr. Kenny has (i) extensive operating and managerial experience in domestic and international businesses, including global wire and cable company operations; (ii) leadership and communication skills; (iii) substantial experience in financial matters; (iv) substantial experience in advancing growth strategies, including acquisitions and strategic alliances; and (v) broad experience in corporate governance. This expertise in the wire and cable industry and Mr. Kenny’s continued leadership in addressing the issues facing our Company have provided our Board with the insight necessary to plan strategically for our Company’s future success.

Gregory E. Lawton Age 62 Director since 1998 Chairman of the Corporate Governance Committee, Member of the Audit and Compensation Committees

Mr. Lawton has been a consultant since March 2006. From October 2000 to February 2006, he served as President and Chief Executive Officer of JohnsonDiversey, Inc. From January 1999 until September 2000, he was President and Chief Operating Officer of Johnson Wax Professional. Prior to joining Johnson Wax, Mr. Lawton was President of NuTone Inc., a subsidiary of Williams plc based in Cincinnati, Ohio, from 1994 to 1998. From 1989 to 1994, Mr. Lawton served with Procter & Gamble (NYSE: PG) where he was Vice President and General Manager of several consumer product groups. He is also a director of Stepan Company (NYSE: SCL).

Mr. Lawton has (i) substantial operating and management experience in manufacturing businesses and in application of technology to business; (ii) a strong background in marketing, sales and human resources management; and (iii) significant experience involving acquisitions. Mr. Lawton’s extensive operational and executive management experience and understanding of corporate governance matters have proven to be valuable to our Board and in his position as Chairman of the Corporate Governance Committee.

Craig P. Omtvedt Age 63 Director since 2004 Chairman of the Audit Committee, Member of the Compensation and Corporate Governance Committees

Mr. Omtvedt served as Senior Vice President and Chief Financial Officer of Fortune Brands, Inc., a former leading consumer products company (formerly NYSE: FO) from 2000 until his retirement in October 2011 and as a consultant to Beam Inc. (NYSE: BEAM), the successor to Fortune Brands, during 2012. Previously, he held positions with Fortune Brands as Senior Vice President and Chief Accounting Officer from 1998 to 1999; Vice President and Chief Accounting Officer from 1997 to 1998; Vice President, Deputy Controller and Chief Internal Auditor from 1996 to 1997; Deputy Controller from 1992 to 1996; and Director of Audit from 1989 to 1992. Before joining Fortune Brands, Mr. Omtvedt worked for Pillsbury Company in Minneapolis, Minnesota from 1985 to 1989 in various audit and controller roles. He is also a director of Hillshire Brands Company (NYSE: HSH), Oshkosh Corporation (NYSE: OSK) and a member of the Standard & Poor’s CFO Advisory Council.

Mr. Omtvedt has (i) extensive experience as a financial executive with broad knowledge of financial controls and systems; (ii) substantial business experience in domestic and international business, (iii) an extensive background in acquisitions and strategic alliances; and (iv) experience with major sales channels (retailers and distributors). Mr. Omtvedt’s extensive financial leadership experience in global, publicly traded companies, knowledge of audit practices and proven expertise in acquisitions and strategic alliances have made him a valuable member of the Board and Chairman of the Audit Committee.

Patrick M. Prevost Age 57 Director since 2010 Member of the Audit, Compensation and Corporate Governance Committees

Mr. Prevost has been President and Chief Executive Officer of Cabot Corporation, a publicly traded global specialty chemicals company since January 2008. Mr. Prevost served as President, Performance Chemicals at BASF AG, a publicly traded international chemical company, from October 2005 to December 2007. Prior to that, he was responsible for BASF Corporation’s Chemicals and Plastics business in North America. Mr. Prevost previously held senior management positions with increasing responsibility at BP Plc from 1999 to 2003 and Amoco Chemicals from 1983 until 1999.

Mr. Prevost has (i) substantial leadership experience in a variety of complex, international commodity driven businesses, which includes leadership positions that required living overseas; (ii) a chemical engineering background with broad experience in material science and chemistry, which are important to our wire and cable business; (iii) extensive experience involving acquisitions and strategic alliances; and (iv) experience in financial matters. Mr. Prevost brings to our Board demonstrated executive leadership expertise in commodity driven businesses and a keen understanding of the complexity of operating a global manufacturing organization.

Robert L. Smialek Age 69 Director since 1998 Chairman of the Compensation Committee, Member of the Audit and Corporate Governance Committees

Mr. Smialek has been a private investor and consultant since August 2002. He was President and Chief Executive Officer of Applied Innovation Inc. (NASDAQ: AINN) from July 2000 to August 2002. From May 1993 to July 1999, he served as President and Chief Executive Officer of Insilco Corporation. Prior to 1993, Mr. Smialek served as the Group President and Chief Operating Officer of the Temperature and Appliance Controls Group of Siebe, plc. He was Group Vice President for the Tracor Instruments Group from 1988 to 1990. For the prior 19 years, Mr. Smialek worked for the General Electric Company in various operations management positions.

Mr. Smialek has (i) extensive marketing and operating experience in a variety of domestic and global manufacturing businesses; (ii) significant experience in organizational development and talent development; (iii) substantial experience involving acquisitions and strategic alliances; (iv) a doctorate in Metallurgy; and (v) experience with major sales channels and distribution. Mr. Smialek’s operational leadership experience and significant understanding of compensation practices have made him a respected member of the Board and valued leader of our Compensation Committee.

THE BOARD OF DIRECTORS BELIEVES THAT THE ELECTION OF THESE DIRECTORS IS IN THE BEST INTERESTS OF OUR STOCKHOLDERS AND, ACCORDINGLY, RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES.

CORPORATE GOVERNANCE

Our By-laws, Corporate Governance Principles and Guidelines (the “Governance Principles”), charters of our Board committees, Code of Ethics and Compliance Guidelines (“Code of Ethics”), and Related Party Transactions Policy and Procedures are the framework for our corporate governance. They are designed to ensure that our Company complies with SEC rules and regulations and the corporate governance listing standards of the NYSE, the stock exchange on which our common stock is listed. All of these corporate governance documents are available on our website www.generalcable.com via the Investor Relations page and are available in print to any stockholder on request to the Company’s Secretary at 4 Tesseneer Drive, Highland Heights, Kentucky 41076. Information on our website does not constitute a part of this proxy statement.

Corporate Governance Principles and Guidelines

Our Board has adopted a policy that describes our corporate governance practices. The objective of our Governance Principles is to provide guidance to ensure that our Board maintains its independence, objectivity, and effectiveness in fulfilling its responsibilities to our stockholders. The Governance Principles establish criteria and requirements for:

•	the requisite qualifications, selection process and retention of Directors;

•	the responsibilities of the Directors;

•	procedures and practices governing the operation and compensation of our Board; and

•	principles under which management shall direct and operate our business.

Our Governance Principles also provide that Directors must be willing to devote sufficient time to carry out their duties and responsibilities effectively, prepare for the meetings by reviewing the materials provided to them in advance of the meeting, and should be committed to serve on the Board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities that would adversely affect their ability to fulfill their duties and responsibilities as Directors. Further, Directors who also serve as Chief Executive Officer or in equivalent positions should not serve on more than two boards of public companies in addition to our Board, and other Directors should not serve on more than four other boards of public companies. Current positions in excess of those limits may be maintained unless the Board determines that doing so would impair the Director’s service on our Board. Lastly, our Board’s retirement policy is that non-employee Directors should retire at age seventy (70). However, the Board will utilize its own self-evaluation process as an important determinant of Board tenure.

In addition to the above matters, our Governance Principles have a process whereby nominees must agree to tender their irrevocable resignations if they do not receive the required vote at the Annual Meeting at which they face re-election. Our Governance Committee reviews the circumstances surrounding the director nominee’s resignation and will submit such recommendation for prompt consideration to the Board. The Governance Committee and the Board may take into consideration any factors each deems relevant, including, without limitation, reported reasons for the “against” votes, the Director’s length of service on the Board and contributions to General Cable in such role, and the effect of the Director’s resignation on General Cable’s compliance with any law, rule, regulation, stock exchange listing standard, or contractual arrangement. After considering the Governance Committee’s recommendation, our Board will make a determination with respect to whether the Director should continue to serve.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our Directors, officers, and employees. Our Code of Ethics defines our policies and expectations on various compliance topics, including conflicts of interest, confidentiality, compliance with laws (including insider trading and anti-bribery laws), preservation and use of Company assets, proper accounting and financial integrity, and business ethics. It also sets forth the procedures for communicating and handling any potential violations. We intend to satisfy the SEC’s disclosure requirement regarding amendments to or waivers of our Code of Ethics by posting such information on our website at www.generalcable.com via our Investors Relations page.

Our Board and its Committees

The General Cable Board of Directors meets regularly during each year. In 2012, our Board held eleven meetings, including five telephonic meetings. As a matter of policy, Directors are expected to attend each Annual Meeting, and in 2012, all of the Directors attended the Annual Meeting. Our Board size is currently set at seven members. Due to Mr. McClure’s resignation, the Board is currently searching for a seventh director.

Our Board believes that its current size facilitates productive Board meetings. Our Board has chosen to operate as a committee of the whole rather than having only a select group of Directors serve on each Committee. This approach ensures that all of our Directors have a broad understanding of our Company and are able to make effective decisions. With the exception of our Chief Executive Officer, all of our Directors, including our Non-executive Chairman of the Board, are independent based on the application of the rules and standards of the NYSE.

Private Sessions: At each regularly scheduled Board meeting, the non-employee Directors meet without management present. The Non-executive Chairman presides at such meetings. The non-employee Directors also may and do meet without management present at other times as deemed necessary.

Our Committees

Our Board has three standing Committees: the Audit Committee, the Compensation Committee, and the Corporate Governance Committee (“Governance Committee”). All of our non-employee Directors serve on each of our Committees. In 2012, each Director attended at least 75 percent of the total number of Board and Committee meetings. Each Committee operates under a written charter adopted by the Board. All of the Committee charters are available on our website at www.generalcable.com via our Investors Relations page. All of our Committees have the authority to retain outside advisors to assist each Committee, respectively, in meeting their responsibilities, as necessary and appropriate, and to ensure that we provide funding to pay the fees and expenses of such advisors.

The membership, functions and other relevant information relating to each Committee are described below.

2012 Committee Membership

Non-Employee Directors (1)	Audit Committee	Compensation Committee	Governance Committee
Gregory E. Lawton	X	X	X*
Charles G. McClure, Jr. (2)	X	X	X
Craig P. Omtvedt	X*	X	X
Patrick M. Prevost	X	X	X
Robert L. Smialek	X	X*	X
John E. Welsh, III	X	X	X

*	Chairman of the Committee
(1)	Only our non-employee directors serve as members of our Committees.
(2)	Mr. McClure served as a non-employee director and member of each of our Committees until his resignation on July 20, 2012. He attended at least 75% of the meetings held prior to his resignation.

Audit Committee: The Audit Committee met nine times in 2012, including six telephonic meetings. Our Board of Directors has determined that all of our Audit Committee members are independent and financially literate under the rules of the SEC and NYSE and the Chairman, Craig P. Omtvedt, among other Audit Committee members, qualifies as Audit Committee financial expert under rules of the SEC. The Audit Committee assists the Board in the oversight of the (i) integrity of the Company’s financial statements; (ii) the Company’s compliance with legal requirements; and (iii) performance of the Company’s internal audit functions and independent auditors. The Audit Committee evaluates the effectiveness of the Company’s independent registered public accounting firm and recommends their appointment to the Board.

The Audit Committee has adopted formal preapproval policies and procedures relating to the services provided by its independent auditor consistent with requirements of the SEC rules. Under the Company’s preapproval policy, all audit and permissible non-audit services provided by the independent auditors must be preapproved. The Audit Committee will generally preapprove a list of specific services and categories of services, including audit, audit-related, and other services, for the upcoming or current fiscal year. Any services that are not included in the approved list of services must be separately preapproved by the Audit Committee. The Audit Committee delegates to the Audit Committee Chairman the authority to approve permitted audit and non-audit services to be provided by the independent auditor between Audit Committee meetings for the sake of efficiency. The Audit Committee Chairman reports any such interim preapproval at the next meeting of the Audit Committee. In 2012, all audit and permissible non-audit services were preapproved in accordance with the policy.

The Audit Committee has approved Deloitte as the Company’s independent registered public accounting firm for 2013 and supports the Board’s recommendation to our stockholders for the ratification of Deloitte’s appointment.

Compensation Committee: The Compensation Committee met three times in 2012. Our Board of Directors has determined that all of our Compensation Committee members are independent under the rules of the NYSE. The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to executive performance, compensation, succession planning, and the implementation and administration of the Company’s incentive and equity-based compensation plans and programs. The Compensation Committee performs this function by: (i) evaluating our executive officers’ performance and establishing and reviewing their compensation; (ii) reviewing appropriate terms for such employee incentive plans and programs with management, including consideration of risks associated with the design and implementation of compensation plans; and (iii) determining the compensation of our Chief Executive Officer and other executive officers. The Compensation Committee has engaged an independent consultant, Compensation Strategies, Inc. (“Compensation Strategies”), who reports directly to the Compensation Committee.

Corporate Governance Committee: The Governance Committee met four times in 2012. Our Board of Directors has determined that all of our Governance Committee members are independent under the rules of the NYSE. The Governance Committee is responsible for assisting the Board in (i) evaluating and recommending nominees for election as Directors; (ii) establishing Director compensation; (iii) evaluating the membership and responsibilities of Board committees; (iv) developing and adopting corporate governance principles; and (v) evaluating our Board and management. In conjunction with the Non-executive Chairman and the Compensation Committee, the Governance Committee conducts an annual performance evaluation of our Chief Executive Officer, sets performance objectives for the Chief Executive Officer, and reviews management development and succession policies and practices.

Director Qualifications

As described above, the Governance Committee is responsible for considering and recommending nominees for election as Directors of General Cable. In carrying out this duty, our Governance Committee from time to time engages third-party search firms to assist in identifying and assessing qualifications of individual Director candidates. Directors’ general qualifications and responsibilities are set out in our Governance Principles. Pursuant to our Governance Principles, our Governance Committee seeks Director candidates who encompass a diverse range of experience, qualifications, attributes, and skills in order to provide sound and prudent guidance on the Company’s operations and interests worldwide. We aim to have a Board that is diverse and represents experience in business, finance, technology, global markets, and other disciplines relevant to the scope of the Company’s activities over time. The Governance Committee further expects that Directors should possess the highest personal and professional values, ethics and integrity, and should be committed to represent and advance the long-term interests of our stockholders. In considering the nature and scope of experience encompassed by the Directors or nominees for Director, our Board evaluates each individual in the context of the Board as a whole taking into account relevant factors including independence, gender and ethnic diversity, personal skills, and industry background. In searching for candidates to fill Board vacancies, our Governance Committee is committed to identifying the most capable candidates who have experience in the areas of expertise needed at that time and meet our criteria for nomination. Our Governance Committee has and will continue to take reasonable steps to ensure that women and minority candidates are considered as part of every Director search.

Board Leadership Structure

Our Board of Directors’ current leadership structure consists of a Non-executive Chairman appointed annually separate from the Chief Executive Officer. Our current Board Chairman is John E. Welsh, III and our President and Chief Executive Officer is Gregory B. Kenny. The duties of our Chairman are set out in our Governance Principles and By-laws and include:

•	presiding at meetings of stockholders and the Board;

•	leading the Board in deliberations at and around meetings, including non-employee sessions;

•	appointing committee chairs for Board Committees;

•	acting as a liaison between the Directors and our Chief Executive Officer; and

•	providing strategic guidance and counsel relating to our business, management and personnel development.

This leadership structure has been in place since 2001 when Mr. Kenny was appointed President and Chief Executive Officer. We believe that having an independent Director leading our Board, whether as a Non-executive Chairman or as the Lead Independent Director, contributes to a more independent Board in the long-term and leads to more productive internal Board dynamics between and among Directors and Committees. Independent Board leadership also allows our Chief Executive Officer more time to concentrate on significant business issues and is well suited to our wire and cable business with its extended business cycles.

Director Nomination Process

Each year, the Governance Committee recommends a slate of nominees to the Board, which proposes nominees to the stockholders for election to the Board. In connection with its recommendations, the Governance Committee considers whether the Director candidates have the requisite qualifications and skills that are identified above and the commitment and willingness to serve on the Board in accord with our Governance Principles.

The Governance Committee will consider stockholder suggestions for nominees when submitted in accordance with the provisions of our By-laws. Pursuant to our By-laws, stockholders may present any proposals for stockholder vote, including the election of Directors, by following the advance notice procedure described below. Under this procedure, the candidates eligible for election at a meeting of stockholders will be candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a stockholder. Stockholders will be given a reasonable opportunity at the Annual Meeting to nominate candidates for the office of Director if, as the By-laws require, the nominating stockholder first gave the Company’s Secretary a written nomination notice at least sixty (60) days before the date of the Annual Meeting.

The nomination notice must set forth the following information as to each individual nominated:

•	The name, date of birth, business address, and residence address of the individual;

•

The business experience during the past five (5) years of the nominee, including his or her principal occupations and employment during such period, the name and principal business of any corporation or other organization in which those occupations and employment were carried on, and additional information about the nature of his or her responsibilities and level of professional competence which permits an assessment of the candidate’s prior experience;

•

A description of all direct and indirect compensation and other material monetary and non-monetary agreements, arrangements, and understandings during the past three (3) years, and any other material relationships, between or among the stockholder submitting the nomination notice and any associated person acting in concert with such person, on the one hand, and each proposed nominee and any associated person acting in concert with such nominee, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the nominating stockholder and any beneficial owner on whose behalf the nomination is made, if any, or any associated person acting in concert therewith, were the “registrant” for purposes of such Item and the nominee were a director or executive officer of such registrant;

•

Whether the nominee is or has ever been at any time a Director, officer, or owner of five percent or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership, or other entity;

•

Any directorships held by the nominee in any company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934 as amended (the “Exchange Act”),, or covered by Section 15(d) of that Act or any company registered as an investment company under the Investment Company Act of 1940, as amended;

•

Whether, in the last five (5) years, the nominee was convicted in a criminal proceeding or has been subject to a judgment, order, finding or decree of any federal, state or other governmental entity concerning any violation of federal, state or other law, or any proceeding in bankruptcy, which conviction, order, finding, decree or proceeding may be material to an evaluation of the ability or integrity of the nominee; and

•

Whether, if elected, the nominee intends to tender, promptly following such nominee’s failure to receive the required vote for election or reelection at the next meeting at which such nominee would face election or reelection, an irrevocable resignation effective upon acceptance of such resignation by the Board, in accordance with the Governance Principles.

The nomination notice must also provide the following information about the nominating stockholder and any associated person acting in concert with the nominating stockholder: (i) the name and business address of the nominating stockholder(s); (ii) the name and address of the nominating stockholder(s) as appearing in the Company’s books; (iii) the class and number of General Cable shares that are beneficially owned by the nominating stockholder(s); and (iv) certain other information about the interests of the nominating stockholder(s) in the Company’s securities, including the following:

•

Any derivative instrument directly or indirectly owned beneficially by the nominating stockholder(s) and associated person(s) and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of stock of the Company;

•

Any proxy, contract, arrangement, understanding, or relationship pursuant to which the nominating stockholder(s) and any associated person(s) have a right to vote any shares of any security of the Company;

•	Any short interest in any security of the Company;

•

Any rights to dividends on the shares of stock of the Company owned beneficially by the nominating stockholder(s) and by any associated person(s) that are separated or separable from the underlying shares of stock of the Company;

•

Any proportionate interest in shares of stock of the Company or derivative instruments held, directly or indirectly, by a general or limited partnership in which the nominating stockholder(s) or any associated person(s) is a general partner who, directly or indirectly, beneficially owns an interest in a general partner; and

•

Any performance-related fees (other than an asset-based fee) to which the nominating stockholder(s) or any associated person(s) is entitled to based on any increase or decrease in the value of shares of stock of the Company or derivative instruments, if any, as of the date of such notice, including any such interests held by members of the immediate family of the nominating stockholder(s) or any associated person(s) sharing the same household (which information shall be supplemented as would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder).

The nomination notice must include the nominee’s signed written consent to being named in a proxy statement as a nominee and to serve as a Director if elected. A written update of the information provided in the notice must be provided to the Company ten (10) business days prior to the meeting. If the presiding officer at any stockholder’s meeting determines that a nomination was not made in accordance with these procedures, he or she will so declare to the meeting and the defective nomination will be disregarded.

Board’s Role in Risk Oversight

Our executive officers with the leadership of our Chief Executive Officer are responsible for overall risk management of our Company. The oversight of risk affecting our Company from major to minor and emerging risks is carried out by our Board as a whole within the existing leadership structure with the assistance of its standing Committees. Our Board fulfills its risk oversight responsibilities by (i) understanding our Company’s risk philosophy and approving our risk tolerance; (ii) knowing the established effective risk management processes that identify, assess and manage our most significant enterprise-wide risks; (iii) reviewing our risk portfolio in relation to the agreed risk tolerance, including through strategic and operational initiatives that integrate enterprise-wide risk exposures; and (iv) regularly being apprised of the most significant risks and management’s response. Important elements in the assessment of risk include reports to the Board and its Committees from the Company’s global Operating Committee and three operating regions on a regular basis, the output and actions of the Audit Committee as well as reports to the Board from the Chief Executive Officer and the functional managers who deal with various specific elements of risk such as the global insurance program. By using a broad approach, the Board believes that it is able to discharge its oversight role and address the major, minor, and emerging risks facing our businesses in the long-term.

Stockholder Communication with our Board of Directors

Our Board has adopted the following procedures for our stockholders and all other interested persons to communicate with our Board, as a whole, and individual Directors on matters of interest. Communications to our Directors will initially be reviewed by the Secretary and routed to the Chairman or a Board Committee as appropriate. Stockholders and other interested parties may communicate with the Board, our Non-executive

Chairman, an individual Director, the non-employee Directors as a group or a specific Committee of the Board using the following:

Mail	Telephone
Board of Directors	(800) 716-3565
General Cable Corporation
Attention: Secretary	Email
4 Tesseneer Drive	Chairman of the Board – chairman@generalcable.com
Highland Heights, Kentucky 41076	Non-employee Directors – directors@generalcable.com

Any general information requests can be made using our main telephone number (859) 572-8000 or main email address info@generalcable.com.

Transactions with Related Persons

The Company has adopted written policies and procedures for the review and approval of any related party transactions that meet the minimum threshold for disclosure in the proxy statement under the applicable SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). The Company has not entered into any transactions since the beginning of its last fiscal year with any related person.

Under our current policies and procedures, related parties are expected to seek Audit Committee approval of related party transactions before the transaction is entered into or amended. The Audit Committee may ratify a transaction after it has been entered into, in which case the transaction will be evaluated on the same standards as a transaction being pre-approved. In certain circumstances, the Audit Committee Chairman may act on behalf of the Audit Committee. The policy specifically requires approval or ratification if the Company hires a family member of a Director (including a Director nominee), executive officer, or significant stockholder for total compensation in excess of $120,000 or, after initial approval of the hire, makes any material changes to an employment arrangement.

When seeking approval, the related party will provide the Company’s General Counsel with information about the transaction for the General Counsel’s evaluation and submission to the Audit Committee. The evaluation information includes:

•	the related person’s relationship to the Company and interest in the transaction;

•	material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•	benefits to the Company of the proposed transaction;

•	availability of other sources of comparable products or services;

•	an assessment of whether the proposed transaction is on terms that are comparable to terms available to an unrelated third party or to employees generally; and

•	any effect on a Director’s independence if the transaction involves a Director.

After considering the evaluation information, the Audit Committee will approve or ratify only those transactions that are not opposed to the interests of the Company and that are on terms that are fair to the Company. The Audit Committee may make its approval conditional upon revisions to the terms of the transaction.

REPORT OF OUR AUDIT COMMITTEE

The Audit Committee provides oversight relating to the integrity of the Company’s financial reporting process, its compliance with legal and regulatory requirements, and the quality of its internal and external audit processes. The responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board, which is available on our website at www.generalcable.com via our Investors Relations page. Our Audit Committee reviews its Charter annually.

Our management is responsible for the internal controls and financial reporting process of our Company. Our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and issuing a report thereon.

The Audit Committee is responsible for overseeing the Company’s overall financial reporting process. In fulfilling its responsibilities for the fiscal year end 2012, the Audit Committee:

•

reviewed and discussed the audited financial statements for the year ended December 31, 2012, with management and Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates (together, “Deloitte”), the Company’s independent auditors;

•	discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, as amended or modified, relating to the conduct of the audit;

•

received written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte their independence;

•	evaluated and discussed Deloitte’s internal quality control procedures and other matters, as required by the NYSE listing requirements; and

•

exercised oversight in other areas relating to the financial reporting and audit process that the Audit Committee determined appropriate, including the Company’s compliance program relating to Section 404 of the Sarbanes-Oxley Act and the Company’s risk assessment and risk management programs.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and Deloitte as discussed above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

Audit Committee

Craig P. Omtvedt, Chairman

Gregory E. Lawton

Patrick M. Prevost

Robert L. Smialek

John E. Welsh, III

The information above in the Report of our Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, except to the extent that our Company specifically requests that the information be treated as soliciting material or specifically incorporates the information by reference.

REPORT OF OUR COMPENSATION COMMITTEE

The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to executive performance, compensation, succession planning, and the implementation and administration of the Company’s incentive and equity-based compensation plans and programs. The responsibilities of the Compensation Committee are set forth in a written Charter adopted by the Board, which is available on our website at www.generalcable.com via our Investors Relations page. Our Compensation Committee reviews its Charter annually.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section appearing in this Proxy Statement with the Company’s management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in General Cable’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in this Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended.

Compensation Committee

Robert L. Smialek, Chairman

Gregory E. Lawton

Craig P. Omtvedt

Patrick M. Prevost

John E. Welsh, III

OTHER COMPENSATION COMMITTEE MATTERS

Compensation Committee Interlocks and Insider Participation

All of our non-employee Directors are independent and none of our non-employee Directors, who all serve as members of our Compensation Committee and Governance Committee, are or have been an officer or employee of our Company or any of our subsidiaries. In addition, none of our non-employee Directors has or has had any relationships with our Company or any other entity that would require disclosure under Item 404 of Regulation S-K. During fiscal 2012, none of our executive officers have served on the compensation committee (or equivalent) or board of another entity whose executive officers served on our Board or any of its committees.

Risk-Related Compensation Policies and Practices

In connection with the annual compensation review by our management and Compensation Committee, management and the Compensation Committee evaluated our current compensation practices and philosophy to determine whether any of our compensation plans are reasonably likely to have a material adverse effect on our Company. Our Compensation Committee sought counsel from management, compensation experts, and legal counsel in making its risk determination. The evaluation process included a discussion of the Company’s compensation philosophy and structure of our compensation plans, an analysis of the factors and processes used by our Compensation Committee in evaluating performance under each plan and a review of our internal controls. Based on its evaluation, our Compensation Committee concluded that the risks arising out of our compensation plans for all employees were not reasonably likely to have a material adverse effect on the Company.

BENEFICIAL OWNERSHIP OF SHARES

The following Table sets forth information, as of March 18, 2013, concerning the beneficial ownership of General Cable common stock by: (i) each Director and Director nominee; (ii) each current executive officer named in the Summary Compensation Table; and (iii) all current Directors and executive officers as a group. This information is based on data furnished by the named persons.

Name of Beneficial Owners (1)	Direct Ownership (2), (3)	Indirect Ownership (4)	Percent of Class (5)
Directors
Gregory B. Kenny (President and Chief Executive Officer)	742,339	419,375	2.33%
Gregory E. Lawton	19,500	27,411	*
Craig P. Omtvedt	30,667	11,061	*
Patrick M. Prevost	12,600	0	*
Robert L. Smialek	28,350	30,101	*
John E. Welsh, III (Chairman of the Board)	77,800	89,416	*
Other Named Executive Officers
Gregory J. Lampert	220,877	35,941	*
Brian J. Robinson	211,162	0	*
Emmanuel Sabonnadiere	110,445	0	*
Robert J. Siverd	258,485	92,917	*
All other executive officers as a group	29,350	0	*
All Directors and Executive Officers as a Group	1,741,575	706,222	4.90%

(1)

Beneficial ownership is determined under SEC rules and includes voting or investment power with respect to the shares. The beneficial owners listed above have sole investment and voting power for these shares.

(2)

Includes shares that could be acquired by the exercise of stock options granted under the General Cable Corporation 2005 Stock Incentive Plan (“Incentive Plan”) that are currently exercisable or exercisable within 60 days of March 18, 2012, as follows: 587,179 shares for Mr. Kenny; 2,500 shares for Mr. Lawton; 9,167 shares for Mr. Omtvedt; 0 Shares for Mr. Prevost; 7,500 shares for Mr. Smialek; 30,000 shares for Mr. Welsh; 158,431 shares for Mr. Lampert; 153,862 shares for Mr. Robinson; 0 shares for Mr. Sabonnadiere; 143,504 shares for Mr. Siverd; and 1,092,143 shares for the group.

(3)

Includes unvested shares of restricted stock granted pursuant to our Incentive Plan as to which the beneficial owner has the right to vote and receive dividends, if any are paid, and restricted stock units as follows: 122,000 shares for Mr. Kenny; 11,350 shares for Mr. Lawton; 11,350 shares for Mr. Omtvedt; 12,600 shares for Mr. Prevost; 11,350 shares for Mr. Smialek; 19,800 shares for Mr. Welsh; 38,000 shares for Mr. Lampert; 57,000 shares for Mr. Robinson; 95,281 shares for Mr. Sabonnadiere; 31,395 shares for Mr. Siverd; and 439,476 shares for the group.

(4)

Indirect ownership includes shares: (a) owned by the director or executive officer in the General Cable Corporation Executive Deferred Compensation Plan; and (b) owned by the executive officer in the General Cable Corporation Retirement Savings Plan.

(5)	The percentages shown are calculated based on the total outstanding shares on the Record Date 49,937,768. The * symbol means less than 1 percent.

SIGNIFICANT STOCKHOLDERS

The following Table sets forth information about each person known to General Cable to be the beneficial owner of more than 5 percent of General Cable’s common stock as of December 31, 2012. We obtained this information from records and statements filed with the SEC under Sections 13(d) and 13(g) of the Exchange Act.

	Amount and Nature of Beneficial Ownership (1)
Name and Business Address of Beneficial Owner	Number	Percent of Class
Cadian Capital Management, LLC (2) 535 Madison Avenue, 36th Floor New York, New York 10022	4,945,000	9.94%

BlackRock, Inc. (3) 40 East 52nd Street New York, NY 10022	3,732,464	7.5%

FMR, LLC (4) 82 Devonshire Street, Boston, Massachusetts 02109	3,282,841	6.52%

Dimensional Fund Advisors LP (5) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	3,182,012	6.39%

The Vanguard Group (6) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,652,900	5.33%

(1)	Beneficial ownership is determined under SEC rules and includes voting or investment power with respect to the shares.
(2)

These shares of General Cable common stock are owned by Cadian Capital Management, LLC (“Cadian”). Of the shares listed, Cadian has sole power to vote 4,945,000 shares of General Cable common stock and sole dispositive power over 3,276,455 shares of General Cable common stock. Information relating to this reporting stockholder is based on the stockholder’s Schedule 13F-HR filed with the SEC on February14, 2013.

(3)

These shares of General Cable common stock are owned by BlackRock, Inc. (“BlackRock”). Of the shares listed, BlackRock has sole power to vote 3,732,464 shares of General Cable common stock and sole dispositive power over 3,732,464 shares of General Cable common stock. Information relating to this reporting stockholder is based on the stockholder’s Schedule 13G/A filed with the SEC on February 4, 2013.

(4)

These shares of General Cable common stock are owned by FMR, LLC. (“FMR”). Of the shares listed, FMR has sole power to vote 439,104 shares of General Cable common stock and sole dispositive power over 3,282,841 shares of General Cable common stock. Information relating to this reporting stockholder is based on the stockholder’s Schedule 13G/A filed with the SEC on February 14, 2013.

(5)

These shares of General Cable common stock are owned by Dimensional Fund Advisors LP (“Dimensional”). Of the shares listed, Dimensional has sole power to vote 3,133,995 shares of General Cable common stock and sole dispositive power over 3,182,012 shares of General Cable common stock. Information relating to this reporting stockholder is based on the stockholder’s Schedule 13G filed with the SEC on February 11, 2013.

(6)

These shares of General Cable common stock are owned by The Vanguard Groud (“Vanguard”). Of the shares listed, Vanguard has sole power to vote 35,133 shares of General Cable common stock and sole dispositive power over 2,619,667 shares of General Cable common stock. Information relating to this reporting stockholder is based on the stockholder’s Schedule 13G filed with the SEC on February 13, 2013.

DIRECTOR COMPENSATION

Our Governance Committee annually reviews and establishes the compensation of our non-employee Directors and makes a recommendation to our Board for final approval. Our Director compensation program is designed to compensate our non-employee Directors for their service to our Company and the level of responsibility they have assumed in today’s corporate governance environment.

Our Board of Directors, in conjunction with our Compensation Committee, retained the services of Compensation Strategies, our independent compensation consultant, to review our non-employee Director compensation program in comparison with market data. In conjunction with Compensation Strategies’ review, our Board of Directors determined that due to the time commitment required of each Committee Chair and the market data report provided by Compensation Strategies, an increase in the Annual Retainer for our Committee Chairs was appropriate. Effective January 1, 2012, the Board approved an increase in Annual Retainers of $5,000 for our Audit Committee Chair and $4,000 for both our Compensation Committee and Corporate Governance Committee Chairs, respectively. Other than the Committee Chair Annual Retainer increase, our non-employee Director compensation program for 2012 is consistent with our 2011 non-employee Director compensation program.

Our non-employee Director compensation program in 2012 included the following components:

•	An annual retainer of $85,000;

•	An additional annual retainer for the Chairman of $85,000;

•	Cash retainers for service as a Committee Chair as follows:

Position	Annual Retainer ($) (1)
Chair of Audit Committee	15,000
Chair of Compensation Committee	10,000
Chair of Corporate Governance Committee	10,000

•

An annual award of RSUs with a grant date value of approximately $175,000 for the Chairman and $100,000 for our other non-employee Directors. These restricted stock units will vest at the end of three (3) years and our non-employee Directors will be entitled to receive one share of common stock for each RSU.

Non-employee Directors are reimbursed for related out-of-pocket expenses for attendance at Board and Committee meetings. In order to be eligible to receive the retainer, a Director must have attended at least 75 percent of the Board meetings in the prior year, unless attendance was excused by the Chairman.

Our Directors are covered by our Stock Ownership Guidelines (“Guidelines”) adopted in March 2005 and amended by our Board on December 14, 2010. Under the approved Guidelines, non-employee Directors are required to obtain ownership of common stock equal to five times the amount of the annual cash retainer paid to non-employee Directors for their service as Directors within five (5) years from the later of December 2005 or from their date of appointment. All non-employee Directors were in compliance with these Guidelines as of March 12, 2013.

Our non-employee Directors may also defer any portion of their annual retainers and restricted stock unit awards into the General Cable Corporation Executive Deferred Compensation Plan, which was adopted in 1996 (the “DCP”). The DCP permits our non-employee Directors to elect to defer all or a portion of their annual retainers and restricted stock unit awards into the DCP on an annual basis before the beginning of each plan year. Deferrals must remain in the DCP until the Director retires or no longer serves on our Board. Cash retainers deferred may be invested in any of the investment vehicles provided under the DCP. Deferred shares of stock representing Director fees may not be reinvested into other vehicles, but must remain in the DCP as whole shares and will be distributed as such in accord with distribution elections made by each participant. The DCP assets are held in a “rabbi trust,” and as such, are subject to the claims of general creditors of the Company. Operation of the DCP and distributions are also subject to Section 409A of the Internal Revenue Code, which imposes procedural restrictions on the DCP and on any future changes in distribution elections.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gregory E. Lawton	95,000	136,500	0	0	0	0	231,500
Charles G. McClure, Jr. (3)	63,750	136,500	0	0	0	0	200,250
Craig P. Omtvedt	100,000	136,500	0	0	0	0	236,500
Patrick M. Prevost	85,000	136,500	0	0	0	0	221,500
Robert L. Smialek	95,000	136,500	0	0	0	0	231,500
John E. Welsh, III	170,000	238,875	0	0	0	0	408,875

(1)

Each non-employee Director received an annual retainer of $85,000. The Chair of our Audit Committee received an additional annual retainer of $15,000 and the Chairs of our Compensation Committee and Governance Committee received an additional annual retainer of $10,000. In his capacity as Chairman of the Board, Mr. Welsh received an additional annual retainer of $85,000 during 2012.

(2)

Represents the grant date fair value of the RSUs granted to the non-employee Directors as determined under FASB ASC Topic 718 using assumptions set forth in the footnotes of the financial statements in the Company’s Annual Report on Form 10-K for calendar year 2012. Mr. Prevost deferred his 2012 restricted stock unit grant into our DCP.

(3)

Mr. McClure resigned from the Board on July 20, 2012 and only received a portion of his annual retainer. He was granted $136,500 worth of RSUs in 2012 but this award as well as his other unvested RSUs were forfeited due to his resignation.

Director’s Outstanding Equity Awards

Our non-employee Directors have been previously granted equity awards in the form of stock options, restricted stock and RSUs pursuant to our Incentive Plan. The following table presents the outstanding stock options, restricted stock and RSUs held by each of our non-employee Directors as of December 31, 2012.

	OPTION AWARDS					STOCK AWARDS
Name	Options Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Shares and Units Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
G. Lawton	2/14/2007	2,500	0	50.68	2/14/2017	2/12/2010	4,000	$121,640
						2/9/2011	3,350	$101,874
						2/9/2012	4,200	$127,722
C. Omtvedt	8/3/2004	1,667	0	9.40	8/3/2014	2/12/2010	4,000	$121,640
	1/26/2005	2,500	0	11.94	1/26/2015	2/9/2011	3,350	$101,874
	2/7/2006	2,500	0	22.97	2/7/2016	2/9/2012	4,200	$127,722
	2/14/2007	2,500	0	50.68	2/14/2017
P. Prevost		0	0			9/8/2010	1,250	$38,013
						2/9/2011	3,350	$101,874
						2/9/2012	4,200	$127,722
R. Smialek	1/27/2004	5,000	0	8.62	1/27/2014	2/12/2010	4,000	$121,640
	1/26/2005	2,500	0	11.94	1/26/2015	2/9/2011	3,350	$101,874
	2/7/2006	2,500	0	22.97	2/7/2016	2/9/2012	4,200	$127,722
	2/14/2007	2,500	0	50.68	2/14/2017
J. Welsh	1/27/2004	15,000	0	8.62	1/27/2014	2/12/2010	7,000	$212,870
	1/26/2005	5,000	0	11.94	1/26/2015	2/9/2011	5,850	$177,899
	2/7/2006	5,000	0	22.97	2/7/2016	2/9/2012	7,350	$223,514
	2/14/2007	5,000	0	50.68	2/14/2017

(1)	The RSUs vest at the end of three years and our non-employee Directors will be entitled to receive one share of common stock for each RSU.
(2)	The market value of the RSUs is based on the closing price of General Cable common stock on December 31, 2012 of $30.41.

EXECUTIVE COMPENSATION: COMPENSATION DISCUSSION AND ANALYSIS

Overview of our Executive Compensation Philosophy and Program

At General Cable, our executive compensation program addresses our Company’s human resource needs and reflects our corporate culture, which includes our values and the way we operate our business. Our compensation philosophy is based on several guiding principles set forth below.

•	We seek to attract and retain talent by paying for performance and structuring dynamic positions with long-term opportunity for the very talented.

•	We provide our executive officers opportunities to earn above-market incentive payments based on above-market performance.

•	We strive to align the earnings prospects and interests of our executive officers and managers with those of our stockholders.

•	We have policies that require our executive officers to hold meaningful amounts of General Cable equity.

•	We seek to retain and motivate a talented management team to continually maximize stockholder value.

Our Compensation Committee regularly reviews our executive compensation program and market trends to ensure we are accomplishing the objectives of our executive compensation program. Annually, our Compensation Committee reviews and establishes target compensation levels for each of our executive officers as it deems appropriate in its sole discretion.

Our Compensation Philosophy

Our Compensation Committee establishes and implements our compensation philosophy for our executive officers. We believe that to attract and retain qualified executive officers, pay levels (including base salary, incentive compensation, and benefits) should generally be targeted at no more than the 50th percentile (or median) of pay levels of comparable positions at comparable companies in the market, including our comparative peer group. Actual compensation may vary from these targets based on several factors including individual performance, experience, roles and responsibilities, our Company’s performance and changes in the value of our equity.

Each of our named executive officer’s total compensation for 2012 is consistent with our compensation philosophy and, for reference, does not exceed the 50th percentile (or median) of pay levels of comparable positions at comparable companies in the market, including our comparator peer group.

Components of Our Total Compensation

Consistent with our executive compensation philosophy, our executive compensation program includes both fixed and variable components. The fixed compensation components, which consist of base salary and benefits, are designed to attract and retain executive talent. The variable compensation components, which consist of an annual cash bonus opportunity and long-term equity incentives, depend upon both our Company’s and the individual’s performance thus aligning the executive’s interests with those of our stockholders. Individual compensation and the mix of base salary, annual cash bonus opportunity, and long-term incentive opportunities vary depending on the executive’s level of responsibilities, growth potential, performance, tenure with the Company, and internal pay equity. However, the at-risk portion of total compensation generally increases as an executive’s level of responsibilities increases. The main elements of the Company’s 2012 executive officer compensation program are outlined in the table below.

	Compensation Element (1)	Purpose
Annual Cash Compensation	Base Salary

Represents pay for an individual’s primary duties and responsibilities. Base salaries are reviewed annually and are established based on scope of responsibility, individual performance, potential and competitiveness versus the relevant external market and the Company’s operating performance.

Annual Incentives

Provides a performance-based cash incentive opportunity. Rewards achievement of specific financial goals, including consolidated and business team results. The amount actually earned will vary relative to the targeted level based on our actual results.

Long-Term, Equity-Based Compensation	Restricted Stock Units

Provides awards under a plan designed to enhance executive stock ownership as well as an incentive for retention and sustaining stockholder value. Value of awards is directly dependent on our stock price.

	Stock Options	Provides awards under a plan that rewards participants if the value of our stock increases.
Benefits and Retirement	Retirement Benefits and Deferred Compensation

Provides benefits to executive officers at retirement from our Company. Our core plan is a defined contribution retirement and savings plan, including a 401(k) employee contribution with matching Company contributions (“Retirement Plan”). The Retirement Plan is identical to the plan provided to non-executive employees.

Our DCP permits participants to defer salary, incentive bonuses or stock awards until retirement. Within the DCP, we have a non-qualified supplemental or excess retirement plan (“BEP”), which provides benefits in excess of IRS limits under the Retirement Plan.

	Welfare Plans and Other Benefits	Provide for basic health care, life and income security needs, including life, medical, dental, disability and other employee welfare benefits, severance protection, fringe benefits and limited perquisites.

(1)	We believe these compensation elements are consistent with relevant competitive market practice and further our goal of attracting and retaining executive management.

Mix of Total Compensation

Our 2012 executive compensation is substantially focused on variable compensation, which includes a bonus opportunity under our Annual Incentive Plan (“AIP”) and the economic value of stock options and RSUs granted under our 2005 Stock Incentive Plan (“Incentive Plan”). At least 56 percent of each of our named executive officer’s 2012 total compensation was awarded in long-term incentives, which we believe encourages our executive officers to think and act strategically to achieve our sustainable long-term objectives and create long-term stockholder value. The following table illustrates the value of each compensation element based on target total compensation for each of our named executive officer for 2012. The percentage of compensation is calculated by dividing (i) the value of the target compensation element by (ii) the amount of target total compensation.

Name and Title	Salary	AIP Bonus (1)	Long-Term Incentives (2)	Total Compensation
Gregory B. Kenny, President and Chief Executive Officer	15%	20%	65%	100%

Brian J. Robinson, Executive Vice President, Chief Financial Officer and Treasurer	20%	20%	60%	100%

Gregory J. Lampert, Executive Vice President, President and Chief Executive Officer, General Cable Americas	19%	20%	61%	100%

Emmanuel Sabonnadiere, Executive Vice President, President and Chief Executive Officer, General Cable Europe and Mediterranean	19%	21%	60%	100%

Robert J. Siverd, Executive Vice President, General Counsel and Secretary	23%	21%	56%	100%

(1)

Value represents the 2012 AIP target bonus for each of our named executive officers. Each named executive officer received an AIP bonus payout of 50 percent of the target, except for Messrs. Kenny and Robinson whose bonuses were reduced due to the exercise of negative discretion by our Compensation Committee.

(2)	The long-term incentive percentages are based on the grant date fair value of the total long-term incentives granted in 2012.

Our Compensation Committee Process

Our Compensation Committee reviews target total compensation levels annually. As preparation for the annual determination of each executive officer’s total compensation, our Compensation Committee periodically meets to consider compensation programs and gain relevant information and context. In making its final total compensation determinations, our Compensation Committee applies a consistent approach for all of our executive officers. None of our named executive officers, except our European based executive officer, Mr. Sabonnadiere, has an employment agreement. Mr. Sabonnadiere’s employment agreement includes the essential terms required by French law and provides for change in control and other severance benefits that are, to the extent legally permissible, closely aligned with our Executive Officer Severance Benefit Plan for U.S.-based executive officers, which was adopted in December 2007 (“Severance Plan”) and is discussed under “Change in Control and Other Post-Employment Payments and Benefits on page 41.

Chief Executive Officer Compensation. Our Chief Executive Officer’s overall compensation is set by our Compensation Committee in consultation with the Governance Committee based on its assessment of our Chief Executive Officer’s individual performance and our Company’s overall performance as well as the financial and operating performance of a comparator group and other relevant market data.

Other Named Executive Officers. Compensation for our other named executive officers is based on recommendations by our Chief Executive Officer and Vice President, Compensation and Benefits to our Compensation Committee. Our Compensation Committee considers these recommendations based on each executive’s individual responsibility, experience and overall performance, including the attainment of their individual performance objectives and internal pay comparisons among our executive group.

Role of Our Compensation Consultant

To assist our Compensation Committee in discharging its responsibilities with regard to our executive compensation program, our Compensation Committee has retained Compensation Strategies, an independent outside compensation consultant. Compensation Strategies is engaged by and reports directly to our Compensation Committee and provides independent counsel on executive compensation matters. Throughout the year, our Compensation Committee regularly evaluated Compensation Strategies’ performance and determined that no conflicts of interest existed.

For our 2012 executive compensation program, Compensation Strategies, at our Compensation Committee’s direction:

•

presented current trend information, such as market practices for each compensation component (i.e., salary increases, structure and use of long-term incentives, prevalence of certain equity incentive vehicles, stock ownership guidelines, etc.), regulatory changes, accounting and tax changes, the economic and political climate and other relevant topics for the current year;

•	developed information and guidance concerning best practices in the retention and motivation of employees related to all aspects of executive compensation;

•	reviewed the comparator peer group with our Compensation Committee, Chief Executive Officer, and Vice President, Compensation and Benefits to determine if any updates were appropriate for 2012;

•

discussed individual tally sheets for each executive officer that detailed annual pay, both target and actual bonus amounts, and prospective wealth under various performance and economic assumptions; and

•

provided an analysis of market and peer group data regarding base pay, bonus opportunity targets, long-term incentive grants, the mix and weighting of various forms of compensation, and the competitiveness of current compensation for our named executive officers.

Competitive Market Pay Information.

Our Compensation Committee reviews comparative analysis prepared by Compensation Strategies as well as survey data and trend information for each of our named executive officers. While the Compensation Committee reviews a full comparative analysis from Compensation Strategies for our Chief Executive Officer and Chief Financial Officer on an annual basis, our Compensation Committee has not historically had a full comparative analysis completed for our other executive officers on an annual basis. In the years where our Compensation Committee does not have a full comparative analysis completed for our other executive officers, it reviews survey data and current compensation trend information that it and Compensation Strategies deems relevant. In addition, Compensation Strategies, at the Compensation Committee’s request, provides an annual review of long-term incentive award trends as a reference point for setting long-term incentive awards for each executive officer. In determining 2012 compensation, our Compensation Committee requested and reviewed a full comparative analysis for all of our executive officers.

The primary reference points for the determination of pay practices are the compensation levels (base salary and short-term and long-term incentives) for companies with revenues, market capitalization, rates of return (total stockholder return and return on invested capital), and business activities that are generally consistent with our Company in manufacturing, durable goods, and other relevant sectors. We believe that pay levels should reflect the complexity and size of our business, our employee headcount and market capitalization, and that revenues and rates of return are good surrogates for these factors. In this regard, our Compensation Committee relies, for general information purposes, on compensation data prepared by Compensation Strategies, which summarizes external market practices. The data is derived from pay surveys available to Compensation Strategies and our Vice President, Compensation and Benefits.

In 2012, our Compensation Committee reviewed survey data for the following twenty (20) companies:

AK Steel Holding Corporation Allegheny Technologies Incorporated Amphenol Corporation Anixter International Inc. Ball Corporation Belden Inc. Carlisle Companies Incorporated	Cooper Industries Ltd. Corning Incorporated Dover Corporation Eaton Corporation Hubbell Incorporated ITT Corporation Molex Incorporated	Mueller Industries, Inc. Thomas & Betts Corporation The Timken Company Vishay Intertechnology, Inc. WESCO International, Inc. Worthington Industries, Inc.

Our Compensation Committee selected this comparator group after considering the revenues, market capitalization, and industry of each company as well as the recommendations of Compensation Strategies. The 2012 comparator group is the same as the 2011 comparator group except Commscope, Inc. was removed as it became a private company in early 2011. In setting 2013 compensation, our Compensation Committee evaluated our comparator group and determined that the current comparator group continued to be a relevant comparison tool. Information from this comparator group is used to validate data from other surveys and as a frame of reference for decision making. However, it is not the sole benchmark used to set compensation for our executive officers. Target total compensation of our executive officers, including our Chief Executive Officer, is determined after reviewing the executive’s performance, long-term potential, responsibilities, and experience within the context of the market data. In addition to these factors, the Company also considers internal comparisons of pay within the executive group.

In addition to reviewing broad-based data and information from a comparator group, our Compensation Committee also reviews executive pay tally sheets. The tally sheets contain information showing the executive officers’ annual pay, both target and actual bonus amounts, and prospective wealth under various performance and economic assumptions. Data from the tally sheets are considered as a guide by the Compensation Committee when establishing pay levels and opportunities.

Annual Cash Compensation.

Base Salary. Base salaries are an important element of compensation and provide our executive officers with a base level of income. In determining base pay, our Compensation Committee considers the executive’s responsibilities, growth potential, individual performance against predetermined objectives, base salary competitiveness as compared to the external market, and our Company’s operating performance. In view of the economic situation facing our Company, our Compensation Committee determined to make no salary adjustments for 2009 and 2010, even though our executive officers’ performance, Company performance, and the results of the external market review supported salary increases. Our Compensation Committee made this determination in 2009 and 2010 because it believed that salary increases for executive officers were not appropriate in the context of a global economic recession that impacted our business. In reviewing 2010 performance in early 2011, our Compensation Committee determined that salary increases for our executive officers were appropriate and consistent with competitive market practices. During our Compensation Committee’s executive officer salary review in early 2012, it determined that while our executive officers exhibited strong leadership throughout 2011 and the results of the external market review supported salary increases for all of our executive officers, it was appropriate for our executive officers to forego salary adjustments for 2012.

Effective February 14, 2011, our Compensation Committee authorized the following salaries for our named executive officers:

Name	2012 Base Salary (1)
G. Kenny	$900,000
B. Robinson	$375,000
G. Lampert (2)	$355,000
E. Sabonnadiere (3)	€260,000
R. Siverd	$390,000

(1)

The 2012 base salaries for each of our named executive officers are consistent with our compensation philosophy and do not exceed the median base salary of the comparator pay data for each position. None of our executive officers received a base salary increase for 2012.

(2)

Mr. Lampert received a base salary increase in 2013 in recognition of his newly expanded role as Executive Vice President and Chief Executive Officer of General Cable, Americas. His new annual base salary, which became effective on January 28, 2013, is $450,000.

(3)

Mr. Sabonnadiere’s base salary for 2012 was €260,000. However, Mr. Sabonnadiere voluntarily requested a temporary decrease of €5,460 in his 2012 base salary and an additional €5,291 in his 2013 base salary for a total decrease of €10,751 in comparison to his approved 2012 salary of €260,000, as well as a decrease in his vacation days for those years, to exhibit his commitment to reducing expenses in our European and Mediterranean Region, consistent with salary decreases imposed on our Spanish employees. The overall reduction in Mr. Sabonnadiere’s base salary as well as vacation days results in a total decrease of 6.9 percent in 2013. Our Compensation Committee accepted his temporary decrease at the recommendation of our Chief Executive Officer.

Annual Incentives. Annual AIP cash bonuses are intended to reward individual performance during the year, and therefore, can be highly variable from year to year. The target incentive awards are determined by our Compensation Committee on a fully discretionary basis; cash incentives are not an entitlement. At the outset of the year, our Compensation Committee approves a target incentive award for each executive officer and Company performance targets for the year. At this time, individual performance objectives also are set for each of the executive officers with the input from our Chief Executive Officer. At the end of the fiscal year, our Compensation Committee measures actual performance against the predetermined Company performance targets and reviews individual performance to determine if negative adjustments for individual performance are appropriate.

For calendar 2012, each of our named executive officers under the AIP had an opportunity to earn cash rewards based on attainment of earnings per share (“EPS”) and working capital efficiency (“WCE”) goals and other previously established individual performance goals. The EPS goal is measured principally under U.S. generally accepted accounting principles exclusive of extraordinary gains and losses, nonrecurring charges and any mark to market accounting adjustments on commodity and foreign currency financial derivatives related to large multi-year projects. The WCE goal is measured as a thirteen point average of receivables, inventories and pre-paid assets less accounts payable and accrued liabilities divided by full year revenues. In evaluating the use of the WCE goal in 2011, our Compensation Committee determined that the WCE goal provided a comprehensive method to evaluate our working capital management rather than on individual components of working capital management metrics. In setting the 2012 goals, our Compensation Committee consulted with Compensation Strategies, our Chief Executive Officer, and our Chief Financial Officer and determined that EPS and WCE were the appropriate financial metrics by which to measure our named executive officers’

performance. EPS amounts to 80 percent of the goal and WCE amounts to 20 percent of the goal. The weightings of the EPS and WCE metrics were changed from 70 percent and 30 percent, respectively in 2011, to 80 percent and 20 percent, respectively in 2012, and payouts for threshold and fair performance were increased to 50 percent and 75 percent, respectively, in 2012. from 25 percent and 50 percent, respectively, in 2011 to better align the AIP with market norms and in acknowledgement that our Company’s Business Plan was approved with aggressive target levels. In addition, our Compensation Committee evaluated the potential risks related to such performance goals and the existing internal controls to manage any potential compensation related risks.

The 2012 target level was set at a level which accounted for the recessionary conditions in Europe and the high level of volatility of raw materials which the Company anticipated would affect our operations in 2012. The AIP had a cap in 2012 of 200 percent of target as a maximum award level for executive officers. The 2012 AIP performance targets and payouts are set forth in the following table.

2012 AIP Performance Targets and Payouts
Performance Level	Actual Level % of Goal Achieved		% of Target Payout
	EPS (80% weighting) (1)	WCE (20% weighting) (2)
Maximum	$3.20/130%	18.2%/107.0%	200%
Excellent	$2.84/115%	18.9%/103%	150%
Target	$2.46/100%	19.5%/100.0%	100%
Fair	$2.09/85%	20.1%/97%	75%
Threshold	$1.70/69%	20.8%/94.0%	50%
< Threshold	< $1.70/69%	> 20.8%/94.0%	0%

(1)	The EPS target of $2.46 represents a forty-one percent (41%) improvement over the 2011 AIP EPS of $1.74, which included the mark-to-market adjustment of $0.18.
(2)	The WCE target of 19.5 percent represented an approximate four (4) day reduction in the global cash conversion cycle primarily due to the inclusion of stretch goals on inventory turns.

Award levels at target under the AIP generally reflect the median of the competitive market (including the comparator group of companies listed earlier) with the opportunity to earn more or less depending on actual financial performance of the Company and individual performance. Target AIP levels for our named executive officers in 2012 were as follows:

Name	Target AIP Level	Actual AIP Payout (1)	Reduction in AIP Awards (3)
G. Kenny	$1,250,000	$312,500	50%
B. Robinson	$ 360,000	$135,000	25%
G. Lampert	$ 360,000	$180,000	0%
E. Sabonnadiere	$ 360,400	$174,900 (2)	0%
R. Siverd	$ 360,000	$180,000	0%

(1)

In measuring performance, our Compensation Committee exercises its judgment whether to reflect or exclude the impact of certain items, such as changes in accounting principles and extraordinary, unusual or infrequently occurring events. For the 2012 AIP awards, our Compensation Committee determined that corporate performance resulted in EPS of $1.89 following adjustments for extraordinary, nonrecurring charges, including $0.05 reduction to account for Alcan Cable operating income included in the investment case for this acquisition. This is consistent with our adjusted EPS of $1.94 reported for the fiscal year 2012. Our Compensation Committee also determined that WCE, excluding the impact of acquisitions, was 21.5 percent, which equated to less than the threshold performance goal. The actual EPS level represents achievement of 77 percent of the target goal and the 21.5 percent WCE level represents less than the threshold goal, resulting in an overall payout of 50 percent of target. Due to the high threshold entry point for the WCE goal, there was no payout for this portion of the AIP for 2012.

(2)	Mr. Sabonnadiere’s bonus award was €132,500 and is represented in U.S. dollars based on a conversion rate of 1.32.
(3)

In determining the AIP bonus awards, our Compensation Committee evaluated the individual performance of each of our named executive officers as well as the overall performance of our Company and our executive officers as a group in light of the economic and financial conditions affecting our global wire and cable business as well as the Restatement[1] of our financial statements. Our Compensation Committee exercised negative discretion and reduced Messrs. Kenny and Robinson’s AIP bonus payout by 50 percent and 25 percent, respectively.

Individual Performance Goals

In February 2012, our Compensation Committee, with input from our Chief Executive Officer, established individual performance goals for each of our named executive officers to provide evaluation criteria for each of their overall 2012 performance. These individual performance goals serve as additional criteria to the global EPS and WCE financial metrics discussed above in measuring individual performance. Each of our named executive officers had individual goals associated with their specific function or regional group related to (i) growing our wire and cable business; (ii) driving a global One Company culture; (iii) improving safety performance (not applicable for our EVP, General Counsel); (iv) delivering cost reduction initiatives; and (v) developing talent globally. Messrs. Kenny and Robinson also had financial goals relating to our Company’s 2012 global operating cash flow, return on invested capital and our leverage ratio (debt to EBITDA). Messrs. Lampert and Sabonnadiere also had financial goals related to their respective regions’ 2012 operating income, return on capital employed and working capital efficiency as well as corporate social responsibility goals.

Our Compensation Committee, with input from our Chief Executive Officer, evaluated the 2012 performance of our named executive officers in relation to their established individual performance goals. Beyond evaluating the individual performance goals, our Compensation Committee considered the overall performance of our Company and our executive officers as a group in light of the economic and financial conditions affecting our global wire and cable business as well as the Restatement of our financial statements. Our Compensation Committee concluded that our named executive officers, both individually and as a group, were performing at the high level required to fulfill our Company’s overall short and long-term strategic goals.

Our Compensation Committee may make negative adjustments to a named executive officer’s AIP award in whole or in part based on our Compensation Committee’s assessment of individual performance against the established individual objectives. In determining the AIP awards for 2012, our Compensation Committee considered the impact of the Restatement on our Company as well as the material deficiencies found in our internal controls and made negative adjustments in regards to Messrs. Kenny and Robinson’s AIP awards for 2012. In particular, Mr. Kenny’s bonus payout was reduced by 50 percent from $625,000 to $312,500 and Mr. Robinson’s bonus payout was reduced by 25 percent from $180,000 to $135,000. Our Compensation Committee also took into account that (i) none of our named executive officers were involved in the conduct underlying the accounting errors and theft in Brazil and South Africa that resulted in the misstatement of our financial statements, (ii) our significant business accomplishments during 2012, excluding the Restatement, such as four strategic acquisitions and the refinancing of our long-term debt; and (iii) the expected increase in long-term stockholder value associated with these initiatives.

[1]

On October 29, 2012, the Company announced that due to certain inventory related accounting errors within the Company’s Rest of World segment (“ROW”) in two countries, the Company’s previously issued consolidated financial statements for fiscal years 2009 through 2011 (and the related reports of its independent registered public accounting firm), the interim periods during those years, and the financial statements as of, and for the periods ended March 30, 2012 and June 29, 2012 should no longer be relied upon. The Company has corrected the effect of the accounting errors on previously issued interim financial statements by (i) restating the financial statements for the three and nine months ended September 30, 2011 that were presented comparatively in its Quarterly Report on Form 10-Q for the period ended September 28, 2012 (the Form 10-Q”) and (ii) restating financial statements for the other periods referenced in the preceding paragraph and including the restated financial statements in amended periodic reports (the “Restatements”), which were filed on March 1, 2013.

Long-Term Equity Incentives

Long-term incentive awards are granted to our executive officers under our Incentive Plan approved by our stockholders in 2005 and 2010. Long-term equity incentive grant date values for total equity awards are based on a review of current market practices provided to our Compensation Committee by Compensation Strategies and our Vice President, Compensation and Benefits. The actual grant for each executive officer is determined by our Compensation Committee taking into consideration our Company’s performance in the past year and the contributions our executive officers as a whole made, within the context of market practices. The individual performance factors taken into account for purposes of making long-term equity incentive awards are generally the same as the Individual Performance Factors set forth above. Grants of stock options, RSUs and other stock awards for executive officers generally are approved on an annual basis on the date of the first previously scheduled meeting of the Compensation Committee. Such grants have historically been made effective on the day after the date of the earnings release to ensure that award values reflect all material information about our Company. Due to the grant process, the targeted economic value for the equity awards for 2012 is based on an average twenty day stock price as of the date of our Compensation Committee meeting, which is approximately one week in advance of the grant date. Awards also may be granted at the time of a special event, such as upon employment or a significant promotion. Option exercise prices are computed based on the fair market value of our common stock on the date of grant.

Each year, our Compensation Committee, with input from Compensation Strategies, reviews the relative equity incentive mix for our executive officers and makes a final determination. Our Compensation Committee determined that the mix of the grant date value in equity incentive should be comprised of 75 percent stock options and 25 percent restricted stock. Our Compensation Committee considered the primary purpose of stock options, which is the alignment of our executive officers and stockholders’ interests, and restricted stock, which is the retention of executive officers, to determine the appropriate mix of equity incentives for our Company based on our needs and compensation philosophy. Our Compensation Committee believes that providing combined grants of stock options and RSUs creates a better balance between risk and reward for its U.S.-based executive officers than either type of equity incentive can achieve alone. Consistent with the structure of our equity incentive awards in 2011, our U.S.-based named executive officer awards for 2012 were structured to provide 75 percent of the grant date value in the form of stock options and 25 percent of the grant date value in the form of RSUs.

In February 2012, our U.S.-based named executive officers received non-qualified stock option grants and awards of RSUs. Mr. Sabonnadiere received his entire long-term incentive award as RSUs for tax efficiency reasons in Europe. The stock option grants have the following characteristics: (i) an exercise price equal to the market value of General Cable stock on the date of grant; (ii) a three-year vesting period; (iii) a term of ten years from the date of grant; and (iv) a retirement provision that provides for a continued exercise period for stock options granted in 2012 upon retirement for the earlier of (a) three (3) years from the date of retirement or (b) the original expiration date. The 2012 grants of RSUs to our named executive officers vest five years from the date of grant if the performance condition of $1.00 of cumulative earnings per share over the vesting period is achieved and include prorated vesting upon retirement. The grant date fair value of these stock option grants and RSU awards (under FASB ASC Topic 718) is shown in the Summary Compensation Table and Grants of Plan-Based Awards During Fiscal 2012 Table.

Executive Officer Changes in 2012

Effective November 13, 2012, Mathias Sandoval, the former Executive Vice President, and President and Chief Executive Officer, General Cable Rest of World, resigned. Upon his resignation, he forfeited all of his unvested RSUs and stock options. In addition, our Incentive Plan provides ninety (90) days for employees who voluntarily terminate to exercise their vested stock options. Mr. Sandoval did not exercise his stock options during this ninety (90) day period and all of his vested options were forfeited on February 11, 2013.

New Compensation Recoupment Policy

In December 2011, our Board of Directors adopted an incentive compensation recoupment policy (“Clawback Policy”) that allows us to recover incentive-based compensation from our executive officers in the event we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws or from executive officers or key employees if the individual materially violates our Code of Ethics. Upon the restatement of our financial statements due to material noncompliance, our Board of Directors may, to the fullest extent permitted by law, require each current and former executive officer to reimburse the Company for any amount paid within the last thirty-six (36) months in excess of the amounts that would have been paid under our restated financial statements. In the event of a material violation of our Code of Ethics by an executive officer or key employee, our Board of Directors can recover any incentive-based compensation paid to such individual within the last twelve (12) months. Our Board of Directors has the sole discretion to determine the form and timing of the recovery, which may include repayment and an adjustment to future incentive-based compensation payouts or grants. The remedies under our Clawback Policy are in addition to, and not in lieu of, any legal and equitable claims we may have or any actions imposed by law enforcement agencies, regulators or other authorities. Our new Clawback Policy was effective and applies to all incentive-based compensation payouts or grants, including grants, awards or amounts paid under the AIP or Incentive Plan, after January 1, 2012.

In March 2013 at a Special Meeting of the Board of Directors, our Board, at the recommendation of our Compensation Committee, determined to seek recoupment, under our Clawback Policy, of the 2011 AIP bonus award paid to Mr. Sandoval, our former Executive Vice President, and President and Chief Executive Officer, General Cable Rest of World, in February 2012 for the 2011 performance year. Mr. Sandoval resigned on November 13, 2012 in connection with the internal investigation of certain accounting matters, which were the subject of the Restatement. The determination to pursue recoupment of Mr. Sandoval’s 2011 AIP bonus and the subsequent action were taken after careful consideration of the results of the internal investigation of certain accounting matters in Brazil and the resulting Restatement. As a result of his resignation, Mr. Sandoval forfeited all of his unvested RSUs and stock options.

At the same Special Meeting of the Board of Directors, our Board, at the recommendation of our Compensation Committee, determined not to recoup incentive compensation paid or granted to our named executive officers based on the internal investigation and facts surrounding the Restatement. Our Compensation Committee did exercise negative discretion in regard to the 2012 AIP awards for Messrs. Kenny and Robinson as discussed on page 31.

Accounting and Tax Considerations

Our Compensation Committee takes into account the estimated accounting (pro forma expense) and the tax impact of all material changes to our executive compensation program and discusses such matters periodically during the year. Generally, an accounting expense is accrued over the relevant service period for the particular pay element (generally equal to the performance period) and the Company realizes a tax deduction upon the payment to the executive officer. Our Compensation Committee has been advised that, based on current interpretations, equity incentives awarded under the Incentive Plan and granted in February 2010, 2011, and 2012, which vest based on continued employment with our Company and the achievement of a pre-determined performance metric, should satisfy the requirements for performance-based compensation under Internal Revenue Code Section 162(m). Our Compensation Committee has also been advised that restricted stock awards granted prior to February 2009, which vest based on continued employment with the Company, do not qualify as performance-based compensation, and so may not be tax deductible under Code Section 162(m). In general, our policy is to optimize the tax deductibility of executive compensation so long as deductibility is consistent with more important objectives of maintaining competitive, motivational performance-based compensation that is aligned with stockholder interests and retaining executive officers.

Retirement Plans and Other Company Benefits

Our named executive officers participate in the full range and scope of retirement and welfare and other plans as all other employees of General Cable do, except as noted below. In this area, as in other aspects of our compensation program, we target these types of benefits to be competitive within the relevant market identified.

Retirement Benefits. General Cable and our subsidiaries sponsor Retirement and Savings Plans (“Retirement Plans”) for salaried and hourly employees in the United States. The Plans are tax-qualified, defined contribution plans under which fixed contributions are made for the account of each participating employee each year. For salaried employees, under the retirement component, a contribution of four percent of eligible compensation is made, and under the savings or 401(k) component, a matching contribution is made in the amount of two percent of eligible compensation so long as the employee has contributed at least four percent of compensation through our payroll deduction program. The federal statutory limit for eligible compensation in 2012 was $250,000. These contribution and matching percentages are intended to reflect competitive market terms and conditions for plans of this type. Participating employees may direct the investment of Company and individual contributions into one or more of the investment options offered by the Retirement Plans.

General Cable and our subsidiaries also maintain the DCP, which permits deferral of salary, incentive bonuses, and stock awards by participants, including our named executive officers. We offer the DCP because it allows us to have a more competitive benefits program. In 2007, we combined this plan with the BEP and our former Supplemental Executive Retirement Plan (“SERP”). The BEP is designed to make up benefits on certain wages, which are not eligible for Company matching or retirement contributions because of Internal Revenue Service limits on inclusion of these amounts in our Retirement Plans. The BEP has investment options and vesting requirements similar to the Retirement Plan. The SERP was adopted in 2000 in which a limited number of key managers, including certain of our named executive officers, participated. In 2007, benefit accruals under the SERP were frozen and converted to an account balance plan subject to vesting to better align our total retirement related benefits with the objectives of these plans and their costs. The value of accounts of our eligible named executive officers from the SERP is included in the DCP. Participants may receive their vested benefits under the Retirement Plans and the DCP on termination or retirement.

Messrs. Kenny and Siverd are participants in the Retirement Income Guarantee Plan (“RIGP”) established by General Cable’s predecessor. RIGP benefits are principally funded under the General Cable Master Pension Plan, a qualified defined benefit plan. Benefit accruals under the RIGP were frozen in 1993. Under the RIGP, a target benefit is calculated using pay and service through 1993 and adjusted for certain defined contribution account balances. In prior years, these defined contribution accounts provided projected balances in excess of the target benefit for Messrs. Kenny and Siverd, the only executive officers eligible for this benefit. Because of investment performance in the value of the offset accounts in 2012, Mr. Kenny is not currently projected to receive a benefit under the RIGP. Mr. Siverd is projected to be entitled to a qualified benefit of approximately $147,000 from the RIGP as well as a non-qualified RIGP payment of $97,000 upon reaching his normal retirement date. The amount of the RIGP benefit will fluctuate from year to year based on the value of the offsetting accounts and will depend on Messrs. Kenny and Siverd’s respective actual retirement date.

Mr. Sabonnadiere, a French national based in Europe, is not eligible to participate in the Retirement Plans or the DCP. Under French law, Mr. Sabonnadiere receives statutory retirement benefits. Our Company sponsors additional medical benefits for all of our French employees and Mr. Sabonnadiere receives benefits under these plans.

Other Benefits. We believe that our employee benefit plans, including retirement plans, deferred compensation, perquisites and welfare plans, are of the type commonly offered by other employers. These benefits form part of our compensation philosophy and we continue to offer them because we believe they are necessary in order to attract, motivate, and retain talented executive officers.

Severance and Change-in-Control Arrangements

None of our named executive officers have an employment agreement or a change in control agreement other than Mr. Sabonnadiere. Mr. Sabonnadiere’s employment agreement includes the essential terms required by French law and provides for change in control and other severance benefits that are, to the extent legally permissible, closely aligned with our Executive Officer Severance Benefit Plan. Our U.S. based named executive officers may be eligible for post-employment payments and benefits in certain circumstances upon termination or a change in control of the Company. These post-employment payments and benefits arise under the Severance Plan and the Incentive Plan and its predecessor plans. These potential severance benefits are discussed under “Change in Control and Other Post-Employment Payments and Benefits” beginning at page 41.

Stock Ownership Guidelines

Consistent with our executive compensation philosophy and the principle of aligning executive and stockholder interests, we require our executive officers to maintain minimum ownership levels of General Cable common stock. The following Stock Ownership Guidelines were established by our Board in 2005 and amended in December 2010.

Executive	Ownership Multiple of Base Salary
Chief Executive Officer	6 times
Chief Financial Officer	3 times
Executive Vice Presidents	3 times

Shares that are counted for purposes of satisfying ownership requirements are shares directly owned, grants and awards under incentive plans, and shares held in the DCP and Retirement Plans. All of our executive officers must comply with these ownership requirements by the later of a five-year period starting from December 2005 or their appointment as an executive officer.

The foregoing stock ownership requirements are measured annually on the last day of the calendar year unless our Board determines otherwise. For purposes of the measurement, the individual’s stock ownership shall be valued based on the average daily close price of our common stock during the prior thirty-six (36) full calendar months. All executive officers were in compliance with these Guidelines as of March 18, 2013.

2012 Say on Pay Vote

Consistent with our pay for performance culture, our Compensation Committee annually reviews our executive compensation program to ensure it addresses our human resource needs and reflects our corporate culture, which includes our values and the way we operate our business. As part of our annual review, our Compensation Committee also considered the voting results on our executive compensation proposal at our Annual Meeting of Stockholders held in May 2012. Our stockholders affirmed their support of our executive compensation program in 2012 by casting 86.4 percent of the votes in favor of our executive compensation program. The approval of our executive compensation program by our stockholders reflects the continued support for our executive compensation program and related compensation decisions. Our Compensation Committee intends to consider the voting results on future executive compensation programs as it makes future executive compensation decisions.

Forward Looking Statements

The information discussed in our Compensation Discussion and Analysis contains statements regarding future individual and Company performance measures, targets, and other goals. These goals are disclosed in the limited context of our Company’s executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

EXECUTIVE COMPENSATION: COMPENSATION TABLES

Summary Compensation Table

The following table presents compensation paid to or earned by each of our named executive officers for the fiscal years ended 2012, 2011 and 2010. Our named executive officers are members of our executive management team who are required to be disclosed due to their overall compensation or position in our Company.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)
Gregory B. Kenny President and Chief Executive Officer	2012 2011 2010	900,000 891,346 825,000	0 0 0	910,000 728,790 488,800	3,112,234 2,627,543 1,490,324	312,500 568,400 861,780	0 0 0	127,460 143,026 112,778	5,362,194 4,959,105 3,778,682
Brian J. Robinson Executive Vice President, Chief Financial Officer and Treasurer	2012 2011 2010	375,000 368,077 315,000	0 0 0	260,000 1,028,880 146,640	855,409 723,177 427,778	135,000 159,250 264,225	0 0 0	47,715 53,598 42,474	1,673,124 2,332,982 1,196,117
Gregory J. Lampert Executive Vice President, President and Chief Executive Officer, General Cable Americas	2012 2011 2010	355,000 350,384 315,000	0 0 0	260,000 214,350 146,640	855,409 723,177 427,778	180,000 159,250 264,225	0 0 0	47,660 52,741 42,078	1,698,069 1,499,902 1,195,721
Emmanuel Sabonnadiere Executive Vice President, President and Chief Executive Officer, General Cable Europe & Mediterranean	2012 2011 2010	328,339 363,532 313,198	0 0 0	1,007,500 0 1,151,190	0 0 702,377	174,900 168,182 179,281	0 0 0	75,649 6,488 7,399	1,586,388 538,202 2,353,445
Robert J. Siverd Executive Vice President, General Counsel and Secretary	2012 2011 2010	390,000 388,835 379,900	0 0 0	227,500 171,480 107,414	746,208 554,436 323,676	180,000 159,250 203,250	0 0 0	62,311 64,881 58,076	1,606,019 1,338,882 1,072,316

(1)

None of our executive officers received a base salary increase for 2012. Effective January 28, 2013, our Compensation Committee authorized a salary increase for Mr. Lampert in recognition of his expanded role leading the Americas. None of our other named executive officers received a base salary increase for 2013. Mr. Sabonnadiere voluntarily requested and our Compensation Committee approved a temporary pay decrease for the years 2012 and 2013 as he requested, to exhibit his commitment to reducing expenses in our Europe and Mediterranean Region.

(2)	On February 9, 2012, our Compensation Committee granted Messrs. Kenny, Robinson, Lampert, Sabonnadiere and Siverd 28,000, 8,000, 8,000, 31,000, and 7,000 RSUs, respectively. The RSUs granted to the U.S.-based executive officers during 2012 cliff vest five (5) years after the date of grant provided the performance condition of $1.00 of cumulative net income over the vesting period is achieved. The values represents the grant date fair value of the restricted common stock or RSU grants shown in the Table under FASB ASC Topic 718 using assumptions set forth in the footnotes to the financial statements in the Company’s Annual Report on Form 10-K for 2012.
(3)

On February 9, 2012, our Compensation Committee granted Messrs. Kenny, Robinson, Lampert and Siverd 171,000, 47,000, 47,000, and 41,000 stock options, respectively. These options vest and become exercisable ratably three (3) years from the date of grant.

The values represent the grant date fair value of the common stock option grants shown in the Table under FASB ASC Topic 718 using assumptions set forth in the footnotes to the financial statements in the Company’s Annual Report on Form 10-K for 2011.

(4)	Represents awards paid under our AIP after the fiscal year with respect to that fiscal year’s performance.
(5)	Perquisites and other personal benefits in 2012 included the following:

Name	Contributions to the Retirement and Savings and Excess Benefit Plans ($) (1)	Perquisites ($) (2)
G. Kenny	88,104	39,356
B. Robinson	32,055	15,660
G. Lampert	30,855	16,805
E. Sabonnadiere	0	75,649
R. Siverd	32,955	29,356

(1)

Represents contributions to our U.S.-based named executive officers under our Retirement Savings and Excess Benefits Plans. For further discussion of these contributions, see the Compensation Discussion & Analysis — Retirement Benefits on page 34. Mr. Sabonnadiere does not receive benefits under these plans as he receives statutory retirement benefits pursuant to French law, which are provided to all of our French employees. We are unable to calculate the value of such statutory benefits for Mr. Sabonnadiere.

(2)

Each of our U.S.-based named executive officers receives a fixed payment perquisite in the amount noted as well as a small amount of imputed income for Company provided life insurance. These benefits do not receive tax gross ups. Mr. Sabonnadiere has a Company vehicle, as is consistent with the competitive market in Europe, the use of which is valued at $14,638. He also received certain relocation assistance for housing valued at $58,557 and tuition assistance for his children valued at $2,454.

Narrative Disclosure for Summary Compensation Table

We have no employment agreements with our named executive officers, except Mr. Sabonnadiere as is required pursuant to French law, to provide for specific base salary, bonus, and benefits. Certain aspects of the compensation and equity awards reported in these tables are subject to terms and conditions set forth in policies and plans as follows:

Form of Compensation	Subject to	For Additional Information
Cash Incentives	Annual Incentive Plan	See discussion at pages 29-31.
Equity Awards	2005 Stock Incentive Plan	See discussion below and at page 32.
Other Compensation - Company Contributions in Retirement Accounts	Retirement and Savings Plan Deferred Compensation Plan	See discussion at pages 34-35. See discussion at pages 34-35.

Grants of Plan-Based Awards During Fiscal Year 2012 Table

The following table details the grants of plan-based awards awarded to our named executive officers in 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
G. Kenny	2/9/2012	0	0	0	0	0	0	28,000			910,000
	2/9/2012								171,000	32.50	3,112,234
B. Robinson	2/9/2012	0	0	0	0	0	0	8,000			260,000
	2/9/2012								47,000	32.50	855,409
G. Lampert	2/9/2012 2/9/2012	0	0	0	0	0	0	8,000	47,000	32.50	260,000 855,409
E. Sabonnadiere	2/9/2012	0	0	0	0	0	0	31,000	0		1,007,500
R. Siverd	2/9/2012	0	0	0	0	0	0	7,000			227,500
	2/9/2012								41,000	32.50	746,208

(1)	Restricted stock unit awards were made under our Incentive Plan on February 9, 2012.
(2)	Stock option awards were made under our Incentive Plan. The exercise price of the options is the closing price of General Cable common stock on the grant date of February 9, 2012, which was $32.50.
(3)

Amounts reflect the aggregate grant date fair value of the equity award computed in accordance with ASC 718, except no assumption for forfeitures was included. The grant date fair value of the restricted stock unit grants was based on the closing price of the Company’s common stock on the grant date of $32.50. See Note 15 “Stock-based Compensation Plans” of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012, regarding assumptions underlying the valuation of such equity awards.

Narrative Disclosure for Grants of Plan Based Awards

The restricted unit stock awards granted to our U.S.-based named executive officers vest 100 percent, five (5) years from the date of grant, provided the performance condition of $1.00 of cumulative earnings per share over the vesting period is achieved. Restricted stock unit awards are not eligible for dividends or dividend equivalents to the extent paid to our other stockholders. We do not currently pay dividends to our common stockholders. Under the Incentive Plan, participants, including our named executive officers, are permitted to defer awards under our DCP, which is described at pages 34-35. Stock options granted to our named executive officers shown in the Table vest ratably three (3) years from the date of grant and cannot be deferred. Both RSUs and stock option vesting would be accelerated in case of a change in control as defined in the Incentive Plan, which is described beginning at page 46.

Outstanding Equity Awards at December 31, 2012

Our named executive officers have been previously granted equity awards in the form of stock options, restricted stock and RSUs pursuant to our Incentive Plan. This Table shows our named executive officers’ outstanding awards as of December 31, 2012.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#) (2)	Market Value of Shares or Units of Stock that Have not Vested ($)
G. Kenny	43,331	0	0	11.94	1/26/2015	12,720	386,815
	28,896	0		22.97	2/7/2016	33,000	1,003,530
	28,725	0		50.68	2/14/2017	20,000	608,200
	68,560	0		64.51	2/13/2018	17,000	516,970
	180,000	0		19.59	2/11/2019	28,000	851,480
	72,000	36,000		24.44	2/12/2020
	36,334	72,666		42.87	2/9/2021
	0	171,000		32.50	2/9/2022
B. Robinson	4,519	0	0	11.99	4/6/2015	4,010	121,944
	2,410	0		22.97	2/7/2016	10,000	304,100
	3,205	0		50.68	2/14/2017	6,000	182,460
	21,580	0		64.51	2/13/2018	24,000	729,840
	60,000	0		19.59	2/11/2019	8,000	243,280
	20,667	10,333		24.44	2/12/2020
	10,000	20,000		42.87	2/9/2021
	0	47,000		32.50	2/9/2022
G. Lampert	4,984	0	0	11.99	4/6/2015	10,000	304,100
	3,480	0		22.97	2/7/2016	6,000	182,460
	3,016	0		50.68	2/14/2017	5,000	152,050
	20,284	0		69.29	11/5/2017	8,000	243,280
	60,000	0		19.59	2/11/2019
	20,667	10,333		24.44	2/12/2020
	10,000	20,000		42.87	2/9/2021
	0	47,000		32.50	2/9/2022
E. Sabonnadiere	0	48,497	0	27.64	7/1/2020	7,000	212,870
	0	0		0		37,281	1,133,715
	0	0		0		31,000	942,710
R. Siverd	10,604	0	0	11.94	1/26/2015	3,160	96,096
	7,788	0		22.97	2/7/2016	10,000	304,100
	6,260	0		50.68	2/14/2017	4,395	133,652
	17,000	0		64.51	2/13/2018	4,000	121,640
	60,000	0		19.59	2/11/2019	7,000	212,870
	15,637	7,819		24.44	2/12/2020
	7,667	15,333		42.87	2/9/2021
	0	41,000		32.5	2/9/2022

(1)

Unvested stock options vest ratably over three years except the grants expiring January 26, 2015 and February 9, 2016, which vest three (3) years from the date of grant and expire on the 10th anniversary of the grant.

(2)	The vesting schedule for restricted stock that has not vested is as follows:

Name	Grant Date	Unvested Shares	Vesting Schedule
G. Kenny	2/13/2008	12,720	12,720 shares vest on 2/13/2013
	2/11/2009	33,000	33,000 shares vest on 2/11/2014
	2/12/2010	20,000	20,000 shares vest on 2/12/2015
	2/9/2011	17,000	17,000 shares vest on 2/9/2016
	2/9/2012	28,000	28,000 shares vest on 2/9/2017
B. Robinson	2/13/2008	4,010	4,010 shares vest on 2/13/2013
	2/11/2009	10,000	10,000 shares vest on 2/11/2014
	2/12/2010	6,000	6,000 shares vest on 2/12/2015
	2/9/2011	24,000	24,000 shares vest on 2/9/2016
	2/9/2012	8,000	8,000 shares vest on 2/9/2017
G. Lampert	2/11/2009	10,000	10,000 shares vest on 2/11/2014
	2/12/2010	6,000	6,000 shares vest on 2/12/2015
	2/9/2011	5,000	5,000 shares vest on 2/9/2016
	2/9/2012	8,000	8,000 shares vest on 2/9/2017
E. Sabonnadiere	2/25/2010	7,000	7,000 shares vest on 2/25/2013
	7/1/2010	37,281	37,281 shares vest on 7/1/2013
	2/9/2012	31,000	31,000 shares vest on 2/9/2015
R. Siverd	2/13/2008	3,160	3,160 shares vest on 2/13/2013
	2/11/2009	10,000	10,000 shares vest on 2/11/2014
	2/12/2010	4,395	4,395 shares vest on 2/12/2015
	2/9/2011	4,000	4,000 shares vest on 2/9/2016
	2/9/2012	7,000	7,000 shares vest on 2/9/2017

(3)	The closing price of General Cable common stock on December 31, 2012 was $30.41.

Option Exercises and Stock Vested During Fiscal Year 2012

The following table provides information on exercises of stock options and restricted stock vesting in 2012 by our named executive officers. The value realized on the exercise of options and vesting of restricted stock does not account for the personal tax liability incurred by our named executive officers.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
G. Kenny	0	0	3,157	$96,920
B. Robinson	0	0	1,142	$35,059
G. Lampert	0	0	15,750	$463,753
E. Sabonnadiere	0	0	4,577	$129,712
R. Siverd	0	0	1,280	$39,296

(1)

Of the amounts realized from restricted stock awards, Mr. Kenny previously elected to defer receipt of 3,157 shares under the DCP, valued at $96,920 on the respective vesting date. Shares held in the DCP may not be diversified into other investments and are distributed upon termination of employment in accordance with the distribution elections, subject to the requirements of Internal Revenue Code Section 409A.

Non-Qualified Deferred Compensation Table

The following table provides information on benefits under our Deferred Compensation Plan.

Name	Plan Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
G. Kenny	DCP	0	73,104	3,286,101	0	20,041,152
B. Robinson	DCP	0	17,055	62,021	0	433,926
G. Lampert	DCP	0	15,855	9,869	0	215,146
E. Sabonnadiere	DCP	0	0	0	0	0
R. Siverd	DCP	0	17,955	677,043	0	3,961,277

(1)	There were no executive contributions during 2012.
(2)

Includes amounts contributed by our Company to the DCP. Registrant contributions represent the amount of our Company’s contribution for 2012 to the DCP for the BEP component, and these amounts are included in the All Other Compensation column of the Summary Compensation Table.

(3)

Includes amounts reported as compensation for our named executive officers in the Summary Compensation Table for previous years. Of the DCP balances shown, 51.67 percent for Mr. Kenny and 58.39 percent for Mr. Siverd represents the value of General Cable stock awards received by each of them over a period of many years that each of them has elected to defer into the DCP. General Cable’s year-end common stock price in 2012 and 2011 was $30.41 and $25.01, respectively.

Narrative Disclosure to Non-Qualified Deferred Compensation Plan Table

The DCP permits key U.S.-based executive officers to elect to defer salary into the DCP on an annual basis before the beginning of each plan year and to elect to defer bonus payments at least six (6) months before the end of each year. With regard to salary and bonuses for years prior to 2012, employee participants are permitted to defer up to 100 percent of net pay after certain mandatory payroll taxes and preauthorized distributions are deducted. Beginning in 2012, employee participants are permitted to defer up to 75 percent of their base salary and 85 percent of their annual cash bonus. The DCP also permits employee participants to defer any stock based awards under the Incentive Plan (and predecessor plans). Deferrals must be made until termination of employment. Cash deferred may be invested in any of the investment vehicles provided under the DCP. Shares of stock representing employee stock awards may not be reinvested into other vehicles, but must remain in the DCP as whole shares and will be distributed as such in accord with distribution elections made by each participant. The DCP assets are held in a “rabbi trust,” and as such, are subject to the claims of general creditors of our Company. Operation of the plan and distributions are also subject to Section 409A of the Internal Revenue Code, which imposes procedural restrictions on the DCP and on any future changes in distribution elections.

The BEP provides excess benefits that make up benefits on certain wages that are not eligible for contribution under federal IRS limitations relating to our Retirement Plans. Under the BEP component of the DCP, our Company makes discretionary Company matching and Company retirement contributions similar to the matching and retirement contributions made under the Company’s retirement and savings plan. BEP contributions are made annually by our Company.

Change in Control and Other Post-Employment Payments and Benefits

Our named executive officers may be eligible for post-employment payments and benefits in certain circumstances upon termination or a change in control of our Company. These post-employment payments and benefits arise under the Executive Officer Severance Benefit Plan for U.S.-based executive officers (“Severance Plan”). Additionally, all participants, including our named executive officers, are entitled to certain payments and benefits upon termination or change in control as specified in our Incentive Plan and its predecessor plans. The following information describes the payments or benefits that would be available under these plans.

Executive Officer Severance Benefit Plan

The Severance Plan was adopted in December 2007 and applies to our U.S. executive officers, provided they are full-time employees. The Severance Plan provides for severance benefits in case of involuntary termination of employment and in case of termination of employment by the employer or termination by the employee for good reason resulting from a change in control as defined in the Severance Plan. The Severance Plan may be amended or terminated at any time with the approval of our Compensation Committee. However, any amendment or termination requires consent of a majority of the eligible employees at that time. The potential severance benefits upon these termination events are discussed below.

Involuntary Termination without Change in Control. A named executive officer may be entitled to severance and benefits in the event of an involuntary termination of the executive officer’s employment. An involuntary termination will not include any of the following circumstances:

•	the executive officer is offered or agrees to assume another position with our Company or a successor owner of our Company;

•	the executive officer receives an offer of reemployment with our Company or a successor owner after the executive officer’s termination but before the full payment of severance benefits; and

•	the executive officer’s termination is due to a voluntary termination or resignation, including retirement, death, disability or the failure to return from a leave of absence.

If the executive officer’s involuntary termination qualifies, the severance benefits would be the following:

•

Chief Executive Officer: two (2) years of base pay and target level bonus under our Annual Incentive Plan, a bonus for the year of termination based on relevant performance, continued participation in employer health and life insurance plans or the equivalent premium cost of the employer for two (2) years, and limited outplacement assistance; and

•

Other Named Executive Officers: one and one-half (1.5) years of base pay and target level bonus under our Annual Incentive Plan, a bonus for the year of termination based on relevant performance, continued participation in employer health and life insurance plans or the equivalent premium cost of the employer for one and one-half (1.5) years, and limited outplacement assistance.

Termination in Connection with Change in Control. In the event of an involuntary termination, including a termination for good reason, in connection with a change in control of General Cable, the Severance Plan operates using what is commonly called a “double trigger.” This means that for the executive officer to receive payments or benefits under the Severance Plan, both a change in control and a triggering event must occur. A change in control is deemed to occur if:

•	any outside person or other entity beneficially owns more than 50 percent of all classes of our capital stock that are normally entitled to vote upon the election of our Directors;

•	we sell all or substantially all of our property or assets;

•

we consolidate or merge with a third party whereby persons who were our stockholders immediately before the consolidation or merger together own less than 60 percent of the voting stock of the surviving entity; or

•

our Directors who served as such on January 1, 2008 (the “Incumbent Directors”) no longer constitute a majority of our Board of Directors; however, a subsequently elected Director will also be an Incumbent Director if that Director’s nomination was supported by at least two-thirds of the then Incumbent Directors.

After a change in control, one of the following events will be considered the second “trigger” that will require us to provide a named executive officer with specified benefits:

•

if we or our successor terminates the executive officer’s employment without “cause” within twenty-four (24) months (as to our Chief Executive Officer) or eighteen (18) months (as to our other named executive officers) after a change in control. “Cause” is generally defined to mean any of the following with respect to an executive officer:

•	willful or continuous neglect of or refusal to perform duties and responsibilities;

•	insubordination, dishonesty, fraud, gross neglect or willful malfeasance by the executive officer in the performance of duties and responsibilities;

•	conviction or entry into a plea of nolo contendere to any felony; and

•	serious violation of our Company rules or regulations.

•

if the executive officer terminates employment for “good reason” within twenty-four (24) months (as to our Chief Executive Officer) or eighteen (18) months (as to our other named executive officers) after a change in control. “Good reason” is generally defined to mean the occurrence of any of the following without the executive officer’s consent:

•	any material diminution in the executive officer’s position, authority, duties or responsibilities;

•	a reduction in the executive officer’s annual base salary or incentive compensation opportunities; and

•	a significant relocation of the executive officer’s principal place of employment.

In the event of a change in control followed by a triggering event, we (or our successor) would be required to pay each of our U.S.-based named executive officers the following:

•

Chief Executive Officer: three (3) years of base pay and target level bonus and bonus for the year of termination based on relevant performance, continued participation in employer’s health and life insurance plans or the equivalent premium cost of the employer for three years, and limited outplacement assistance; and

•

Other U.S.-Based Named Executive Officers: two (2) years of base pay and target level bonus and bonus for the year of termination based on relevant performance, continued participation in employer’s health and life insurance plans or the equivalent premium cost of the employer for two years, and limited outplacement assistance.

Payments and other benefits received by the executive officer in connection with a change in control may be subject to the “excess parachute payment” excise tax imposed by Section 4999 of the Internal Revenue Code. If this excise tax applies, we must pay the executive officer a “gross-up payment” equal to such excise tax plus related federal, state and local income, excise, and employment taxes. The intent of this payment is to ensure that the executive officer does not bear the cost of this excise tax or any tax associated with our reimbursement of the excise tax. If the severance benefits exceed the limits of Section 280G of the Code and would constitute an excess parachute payment, the severance benefits may be reduced to the largest amount that will not exceed the Section 280G limitation (“Payment Adjustment”). However, any such reduction will not exceed the lessor of: (i) 10 percent of the sum of the executive officer’s base salary and target bonus or (ii) $50,000. If the reduction as so limited is not large enough to prevent the application of the excess parachute payment excise tax, then the executive officer will receive full severance benefits without any reduction as well as the gross-up payment described above.

Conditions to Severance Benefits. Our U.S.-based executive officers will not be eligible for benefits under the Severance Plan if the executive officer is covered by an employment, severance, or separation agreement that entitles the executive officer to severance benefits after termination of employment. As a condition to receiving severance benefits, an eligible executive officer will be required to enter into a customary separation agreement in which the executive officer will agree to the following:

•	a release and waiver of any claims against our Company;

•	non-compete and non-solicit limitations unless otherwise approved by our Board; and

•	performance or satisfaction of any remaining obligations to our Company.

Mr. Sabonnadiere’s Change in Control and Other Severance Benefits

Mr. Sabonnadiere is a French national residing in the European Union. His change in control and other severance benefits are, to the extent legally permissible under French law, closely aligned with our Severance Plan. Mr. Sabonnadiere’s employment agreement provides for severance payments and payments in exchange for agreeing not to compete with our Company for a period of two (2) years from his termination as follows:

•	Involuntary Termination

•

Severance Payment- one and one-half (1.5) years of 50 percent of base pay, the higher of the current target bonus or the average of the annual bonuses paid in the prior three (3) years, and a pro rata payment of his current target bonus for the year of termination.

•	Non-compete Payment- for a period up to twenty-four (24) months of 50 percent of base pay.

•	Termination due to a Change in Control

•

Severance Payment- two (2) years of 50 percent of base pay, two times the higher of the current target bonus or the average of the annual bonuses paid in the prior three (3) years, and a pro rata payment of his current target bonus for the year of termination.

•	Non-compete Payment- for a period up to twenty-four (24) months of 50 percent of base pay.

Quantification of Severance and Change in Control Benefits.

The table below includes a description and the amount of estimated payments and benefits that would have been provided by us (or our successor) to our named executive officers under the Severance Plan or in Mr. Sabonnadiere’s case, his employment agreement and non-compete agreement, assuming that a termination circumstance occurred as of December 31, 2012:

Executive	Severance Benefit	Involuntary Termination without Change in Control	Termination in Connection with Change in Control
G. Kenny	Salary Continuation (1)	1,800,000	2,700,000
	Target Bonus (2)	2,500,000	3,750,000
	A pro rata portion of bonuses payable in the year of termination (3)	312,500	312,500
	Outplacement (4)	50,000	50,000
	Continued coverage under our insurance plans (5)	18,663	27,949
	Excise tax and related tax gross-up payment (6)	N/A	0
	Total	4,681,163	6,840,449
B. Robinson	Salary Continuation (1)	562,500	750,000
	Target Bonus (2)	540,000	720,000
	A pro rata portion of bonuses payable in the year of termination (3)	135,000	135,000
	Outplacement (4)	25,000	25,000
	Continued coverage under our insurance plans (5)	20,176	26,901
	Excise tax and related tax gross-up payment (6) (7)	N/A	1,212,986
	Total	1,282,676	2,869,887
G. Lampert	Salary Continuation (1)	532,500	710,000
	Target Bonus (2)	540,000	720,000
	A pro rata portion of bonuses payable in the year of termination (3)	180,000	180,000
	Outplacement (4)	25,000	25,000
	Continued coverage under our insurance plans (5)	20,917	27,889
	Excise tax and related tax gross-up payment (6)	N/A	0
	Total	1,298,417	1,662,889
E. Sabonnadiere	Salary Continuation (1)	257,690	343,585
	Target Bonus (2)	360,400	720,800
	A pro rata portion of bonuses payable in the year of termination (3)	174,900	174,900
	Non-compete payment	343,585	343,585
	Total	1,136,575	1,582,870
R. Siverd	Salary Continuation (1)	585,000	780,000
	Target Bonus (2)	540,000	720,000
	A pro rata portion of bonuses payable in the year of termination (3)	180,000	180,000
	Outplacement (4)	25,000	25,000
	Continued coverage under our insurance plans (5)	20,917	27,889
	Excise tax and related tax gross-up payment (6)	N/A	0
	Total	1,350,917	1,732,889

(1)

Salary continuation was calculated using the following base salaries for 2012: $900,000 for Mr. Kenny, $375,000 for Mr. Robinson, $355,000 for Mr. Lampert, €260,000 for Mr. Sabonnadiere (converted to approximately $343,585 based on the exchange rate of 1.32 on December 31, 2012) and $390,000 for Mr. Siverd. This severance amount would be paid in equal installments based on regularly scheduled payroll periods over the applicable term.

(2)

Target Bonus is the higher of our named executive officer’s current target or the average of the AIP bonuses paid to the named executive officer in the prior three years. The relevant performance goals and target award percentages related to this award are set forth in the Compensation Discussion and Analysis at page 30.

(3)

Awards under the AIP are determined based on a calendar year. Accordingly, awards, if any, would be earned under the AIP on the assumed date of termination and become payable under the Severance Plan and Mr. Sabonnadiere’s employment agreement, respectively. These amounts reflect the 2012 AIP awards, which were paid in March 2013, for each of our named executive officers.

(4)	This amount represents the maximum outplacement benefits that are available under the Severance Plan.
(5)

This amount represents the cost to us to provide our named executive officer with the same coverage provided as of December 31, 2012 under all of these plans as they existed on that date on a non-employee basis for the full stated period of time required by Severance Plan and assuming no acquisition of equivalent benefits or coverage under the plans, programs, or arrangements of a subsequent employer during that period.

(6)

Payments and other benefits received by the executive in connection with a change in control may be subject to the “excess parachute payment” excise tax imposed by Section 4999 of the Internal Revenue Code. If this excise tax applies, we must pay the executive officer a “gross-up payment” equal to such excise tax plus related federal, state and local income, excise and employment taxes. None of our named executive officers, except Mr. Robinson, would be subject to the excess parachute payment excise tax.

(7)

Because Mr. Robinson’s severance benefits upon a change in control would exceed the limits of Section 280G of the Code by $910,191 (which is greater than the $50,000 Payment Adjustment), the Payment Adjustment does not apply and Mr. Robinson would have been entitled to a gross-up payment upon termination on December 31, 2012 due to a change in control.

Potential Benefits under General Cable Stock Incentive and Stock Option Plans

Our Incentive Plan and its predecessor plans provide for specified benefits to our named executive officers who hold awards granted under these plans, either upon a change in control or a termination of their employment. The potential benefits upon these termination events are discussed below.

Change in Control Payments and Benefits. Under our Incentive Plan, upon a change in control, all unvested awards granted under our Incentive Plan will become fully vested immediately upon the occurrence of the change in control and such awards shall be paid out or settled, as applicable, within sixty (60) days after the occurrence of the change in control, subject to applicable law. Our Compensation Committee may, in its discretion, also determine that, upon a change in control, each stock option and stock appreciation right outstanding under our Incentive Plan may be terminated and automatically exchanged for an amount of cash, other property, or a combination thereof, equal to the excess of the fair market value of such shares of common stock immediately prior to the change in control over the exercise price per share of such stock option or stock appreciation right.

In May 2005, our Incentive Plan replaced the 1997 Stock Incentive Plan and the 2000 Stock Option Plan, which did not cover executive officers. Upon a change in control, these plans provided for outstanding awards to become vested, paid and settled on terms similar to our Incentive Plan.

The change in control provisions under these plans operate using a “single trigger.” This means that any change in control will permit the named executive officer to receive payments or benefits under these plans, even if the named executive officer’s employment is unaffected as a result of the change in control. Under our Incentive Plan, “change in control” is defined as the occurrence of any of the following events:

•	any person becomes the beneficial owner of more than 35 percent of our voting stock;

•	we sell all or substantially all of our property or assets;

•	our stock ceases to be publicly traded;

•

we consolidate or merge with a third party whereby persons who were our stockholders immediately before the consolidation or merger together own less than 51 percent of the voting stock of the surviving entity; or

•

our Directors who served as such on May 10, 2005 (the “2005 Incumbent Directors”) no longer constitute a majority of our Board; however, a subsequently elected Director will also be a 2005 Incumbent Director if that Director’s nomination was supported by at least two-thirds of the then 2005 Incumbent Directors.

Other Termination Events. Outstanding vested and unvested awards under our Incentive Plan will be subject to the following treatment, subject to our Compensation Committee’s discretion:

Reason for Termination	Effect on Awards under the Plan

Death or Disability	Unvested stock awards and units will become vested.
Unexercisable stock options and stock appreciation rights will become vested and exercisable for one year unless the expiration date is earlier.
Exercisable stock options will be exercisable for one year unless the expiration date is earlier.
Unearned performance awards will become earned and vested based on the award recipient’s performance immediately prior to death or disability.

For Cause Termination	All awards, whether or not vested, will be forfeited.

Other Termination Events, including Retirement (1)	Unvested, unearned or unexercisable awards will be forfeited.
Exercisable stock options will be exercisable for a 90-day period unless the expiration date is earlier.

(1)

Beginning with equity incentive awards granted in February 2011, our Compensation Committee approved the addition of retirement provisions that provide for (i) prorated vesting of the RSUs granted and (ii) a continued exercise period for stock options upon retirement for the earlier of (a) three years from the date of retirement or (b) the original expiration date.

Quantification of Payments and Benefits. The table below provides an estimate of the value of the potential benefits that each named executive officer might be entitled to receive upon the occurrence of certain events under our Incentive Plan and its predecessor plans as if the triggering event had occurred on December 31, 2012.

	Estimated Potential Benefit ($)
	Upon Change in Control or Upon Death or Disability		Upon Change in Control
Name	Acceleration and settlement of previously unvested stock options granted under our Incentive Plan (1), (2), (4), ($)	Acceleration and settlement of the unvested portion of restricted stock and other stock awards granted under our Incentive Plan (1), (3), ($)	Settlement of previously vested stock options granted under Stock Incentive Plans (4), (5), ($)
G. Kenny	214,920	3,366,995	3,392,750
B. Robinson	61,688	1,581,624	873,752
G. Lampert	61,688	881,890	890,278
E. Sabonnadiere	134,337	2,289,295	2,423,632
R. Siverd	46,679	868,358	996,351

(1)

In the event of death or disability, unvested stock awards will become vested, and unexercisable stock options will become exercisable for one year unless the expiration date is earlier, but it is assumed that the awards are settled as of the assumed triggering date.

(2)

This amount represents the unrealized value of the unvested stock options under our Incentive Plan that are subject to restrictions: 279,666 for Mr. Kenny; 77,333 for Mr. Robinson; 77,333 for Mr. Lampert; 48,497 for Mr. Sabonnadiere; and 64,152 for Mr. Siverd, based upon the closing price of our common stock of $30.41 on December 31, 2012. The value of the acceleration and settlement of the unvested stock options was calculated by multiplying (a) the number of shares underlying the unvested stock options by (b) the difference between $30.41 and the applicable per share exercise price of the stock options. The option exercise price for certain of these options was lower than the applicable per share exercise price and therefore, those stock options had no value.

(3)

This amount represents the unrealized value of the unvested restricted stock and RSUs granted under our Incentive Plan that are subject to restrictions: 110,720 for Mr. Kenny; 52,010 for Mr. Robinson; 29,000 for Mr. Lampert; 75,281 for Mr. Sabonnadiere; and 28,555 for Mr. Siverd, based upon the closing price of our common stock of $30.41 on December 31, 2012.

(4)	Assumes that our Compensation Committee approved the granting of the settlement benefit as required under the terms of the stock plans.
(5)

This amount represents the unrealized value of the aggregate vested portion of stock options, which had value based on the closing price of our common stock of $30.41 on December 31, 2012: 457,846 for Mr. Kenny; 122,381 for Mr. Robinson; 122,431 for Mr. Lampert; 0 for Mr. Sabonnadiere, and 124,956 for Mr. Siverd. The unrealized value of vested stock options was calculated by multiplying (a) the number of shares underlying the unvested stock options by (b) the difference between $30.41 and the applicable per share exercise price of the stock options. The option exercise price for certain of these options was lower than the applicable per share exercise price and therefore, those stock options had no value.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

On January 31, 2013, our Audit Committee appointed Deloitte, an independent registered public accounting firm, to audit the consolidated financial statements of General Cable and our subsidiaries for 2013 and its internal control over financial reporting as of December 31, 2013. Our Board of Directors ratified that appointment and is submitting it to our stockholders for a vote at the Annual Meeting.

Principal Accounting Firm Fees. Aggregate fees billed to our Company for the fiscal years ended December 31, 2012 and 2011 by Deloitte and its affiliates were as follows:

	Fiscal Year Ended
	2012	2011
Audit Fees (1)	$4,886,000	$4,397,000
Audit-related Fees (2)	100,000	82,000
Tax Fees (3)	489,000	603,000
All Other Fees	45,000	0

	$5,520,000	$5,082,000

(1)	Includes foreign and statutory audit fees and reviews of registration statements, including related consents and comfort letters.
(2)	Includes employee benefit plan audits and consultation concerning financial accounting and reporting standards.
(3)	Includes fees for tax compliance, consultation and planning.

Deloitte has served as our independent auditor since we became a publicly traded company in 1997 and prior to that, served as the independent auditor for our predecessor companies. No relationship exists between Deloitte and our Company other than the usual relationship between independent auditor and client. We expect representatives of Deloitte to attend the Annual Meeting to respond to appropriate questions from stockholders. Deloitte will also have the opportunity to make a statement if they so desire. If Deloitte’s appointment is not ratified by our stockholders, our Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm for the 2014 fiscal year. Additionally, even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2013 fiscal year if it determines that such a change would be in the best interests of our Company and stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE  & TOUCHE LLP.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to cast a non-binding, advisory vote on our executive compensation program as described in the Compensation Discussion and Analysis beginning on page 24 of this Proxy Statement. In the Compensation Discussion and Analysis section, we discuss our executive compensation program and the compensation decisions our Compensation Committee has made with regards to each of our named executive officers. In evaluating our executive compensation program, our Board of Directors requests that our stockholders consider the following key highlights of our executive compensation program:

•	Our compensation philosophy is based on several guiding principles set forth below.

•	We seek to attract and retain talent by paying for performance and structuring dynamic positions with long-term opportunity for the very talented.

•	We provide our executive officers opportunities to earn above-market incentive payments based on above-market performance.

•	We strive to align the earnings prospects and interests of our executive officers and managers with those of our stockholders.

•	We have policies that require executive officers to hold meaningful amounts of General Cable equity.

•	We seek to retain and motivate a talented management team to continually maximize stockholder value.

•

We believe that to attract and retain qualified executive officers, pay levels (including base salary, incentive compensation and benefits) should generally be targeted at no more than the 50th percentile (or median) of pay levels of comparable positions at comparable companies in the market, including our comparative peer group.

•	Our Chief Executive Officer’s total compensation for 2012 is 33 percent below the 50th percentile based on actual bonus paid and 16 percent below the 50th percentile based on his target bonus.

•	All of our named executive officers’ total compensation for 2012 was below the 50th percentile.

•	The individual performance factors and AIP performance targets for each executive officer are directly aligned with our global strategy and the long-term interests of our stockholders.

•	No salary adjustments were made for our executive officers during three (3) of the last four (4) years.

•

Our long-term incentives have at least three year vesting after the grant. Consistent with our past practice, our 2012 restricted stock unit grants to our U.S.-based named executive officers cliff vest five years after the grant provided the performance metric was achieved.

•

Our voluntarily Clawback Policy that became effective on January 1, 2012 allows our Company to recover incentive-based compensation from executive officers in the event we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws or from executive officers or key employees if the individual materially violates our Code of Ethics.

•

All of our executive officers are required to own a significant amount of Company stock. Our Chief Executive Officer is required to own Company stock valued at six times his base salary and he currently exceeds his ownership requirements.

Our Board of Directors believes that our executive compensation program is effective in incentivizing our named executive officers to achieve our Company’s short and long-term strategic goals, aligning our named executive officers’ interests with those of our stockholders and competitively compensating our named executive officers. In accordance with the recently adopted Section 14A of the Exchange Act and as a matter of good corporate governance, our Board of Directors requests that our stockholders approve the following non-binding resolution at our 2013 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders of General Cable Corporation approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including in the Compensation Discussion and Analysis section, compensation tables and any related material disclose in the 2013 Proxy Statement.”

While the result of the advisory vote on this Proposal 3 is not binding on our Board of Directors or Compensation Committee, our Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF OUR COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL 4: APPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS

UNDER THE GENERAL CABLE CORPORATION 2008 ANNUAL INCENTIVE PLAN,

AS AMENDED AND RESTATED

We maintain a competitive compensation program to motivate our executive officers and key employees to act to promote growth and profitability of our Company for the benefit of our stockholders. Our 2008 Annual Incentive Plan, as amended and restated as of January 1, 2013, (“AIP”) is one of the components of our competitive compensation program. The AIP was originally approved by our stockholders at our 2008 Annual Meeting of Stockholders and provides opportunity for executive officers and key employees to earn annual cash incentive awards (“Awards”) for achieving corporate and individual performance objectives.

In accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations under that Section, we are requesting stockholders to reapprove the material terms of the performance goals set forth in the AIP. Specifically, we are seeking approval of the material terms of the performance goals under the AIP because under Section 162(m) of the Code approval is required once every five years by stockholders to preserve our potential deduction for compensation relating to certain awards granted under the AIP to certain executive officers. Under Section 162(m) of the Code, the material terms of the performance goals, which we are requesting the stockholders to approve, are (i) the employees eligible to receive compensation; (ii) the business criteria on which the performances goals are based; and (iii) the limit on the amount of compensation that could be paid to any employee, each as set forth below. The Board believes that reapproval of the AIP is desirable and necessary to meet our objectives of attracting, motivating and retaining employees, directors and consultants. The material terms of the performance goals were approved by our stockholders when the AIP was originally adopted in 2008. No material changes have been made to the performance goals, the eligible employees or the individual limits on compensation to be paid to the employees.

Set forth below are (i) a summary of the principal features of the AIP; and (ii) a description of the federal tax considerations related to the AIP. The summary is qualified in its entirety by reference to the full text of the AIP, which is attached to this Proxy Statement as Appendix A. Please see Appendix A for a complete copy of the AIP.

Purpose of the Annual Incentive Plan. The purpose of the AIP is to provide Awards in order to motivate certain executive officers and key employees of General Cable to put forth maximum efforts toward the growth, profitability, and success of the Company and to encourage such individuals to remain in the employ of the Company.

Administration of the Annual Incentive Plan. The AIP is generally administered by the Compensation Committee of our Board of Directors which is comprised of five independent, non-employee directors. The current members of the Compensation Committee are Robert L. Smialek (Chairman), Gregory E. Lawton, Craig P. Omtvedt, Patrick M. Prevost and John E. Welsh, III. It is our Board’s policy that the Compensation Committee be comprised of non-employee directors, for the purposes of Rule 16b-3 under the Exchange Act, and outside directors under Section 162(m) of the Code.

Under the AIP, our Compensation Committee is authorized to make Awards to our executive officers and to determine the terms, conditions and limitations of each Award. Our Compensation Committee may delegate to our Chief Executive Officer or other executive officer the authority to determine and grant Awards to key employees who are not executive officers. In addition, the Compensation Committee has the power to interpret the AIP and to adopt such rules and regulations as it considers necessary or appropriate to administer the AIP.

Awards granted under our AIP are subject to any applicable clawback or recoupment policies adopted by our Board from time to time. Under our incentive compensation recoupment policy, we can recover incentive-based compensation from our executive officers in the event we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws or from executive officers or key employees if the individual materially violates our Code of Ethics.

Limits on Plan Awards. Awards will be settled in cash. The maximum incentive Award payable to any executive officer or key employee under the Annual Incentive Plan for one year is $3.0 million.

Eligibility and Participation. Participants under the AIP (“Participants”) are either executive officers or key employees who are significantly responsible for the success and future growth and profitability of the Company as determined by the Compensation Committee in the case of executive officers and by the designated executive officer in the case of key employees. As of the date of this Proxy Statement, six executive officers and approximately 300 key employees are eligible to receive awards under the AIP. A Participant’s right, if any, to continue to serve as an executive officer or employee will not be enlarged or otherwise affected by his or her designation as a Participant under the AIP.

Awards and Performance Goals. Awards are made to eligible Participants based on attainment of performance goals established by the Compensation Committee for executive officers and the designated executive officer for other Participants at the beginning of each calendar year. Awards may either be granted as a target percentage of the Participant’s base salary or as a specific target cash amount. Awards are payable in cash after the end of the year in which performance is being measured, subject to all applicable withholding taxes or deductions.

Performance objectives under the AIP may include one or more or a combination of objectives, including the following: cash flow; cash flow from operations; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings from continuing operations; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net asset turnover; inventory turnover; capital expenditures; operating earnings; gross or operating margin; profit margin; gross profit; assets; debt; working capital; return on assets; return on net assets; return on total assets; return on capital; return on investment; return on stockholders’ equity; return on sales; net or gross sales; cost of capital; stock price; total shareholder return; pretax income before allocation of corporate overhead and bonus; net income; appreciation in or maintenance of the price of the Common Stock or any other publicly-traded securities of the Company; market share; economic value-added models; comparisons with various stock market indices; or reduction in costs.

Our Compensation Committee and the designated executive officer may select the same or different performance objectives in any future annual award period. In applying performance objectives under the AIP, our Compensation Committee may increase Awards that would be payable upon attainment of goals only for a Participant who is not an executive officer; and the Compensation Committee may reduce the Participants’ Awards in its discretion.

Termination of Employment. Subject to any written employment or other agreement between a Participant and the Company, if a Participant’s employment with General Cable is terminated for any reason before an Award is determined or paid out, the Award will be forfeited. However, under certain circumstances, the Compensation Committee and the designated executive officer have the discretion to pay all or part of any Award to a Participant for an annual award period that the Participant would have otherwise received.

Amendment or Termination of the Plan. The Board may amend or terminate the AIP at any time, subject to stockholder approval if required by law or regulation.

Compensation Limitation Deduction. As noted above, under Code Section 162(m), General Cable’s income tax deduction for certain compensation to the Chief Executive Officer and the four other most highly compensated executive officers, other than the Chief Financial Officer, is limited to $1 million per year. Section 162(m) provides an exception to this limitation for performance-based compensation approved by a committee consisting of at least two outside Directors, provided that the material terms of performance goals are approved by the stockholders. As described above, the AIP is generally designed to satisfy the statutory requirements for the Awards that may be made under the Plan.

New Plan Benefits. Because Awards are made in the sole discretion of the Compensation Committee and depend on achievement of performance objectives, it cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any person or group of persons under the AIP. The following table discloses the dollar value of Awards under the AIP for 2012 performance, but such Awards are not necessarily representative of Awards that may become payable under the AIP in the future.

NEW PLAN BENEFITS

2008 ANNUAL INCENTIVE PLAN

Name and Position	Dollar Value $ (1)
Gregory B. Kenny
President and Chief Executive Officer	312,500

Brian J. Robinson
Executive Vice President, Chief Financial Officer and Treasurer	135,000

Gregory J. Lampert
Executive Vice President, President and Chief Executive Officer, General Cable Americas	180,000

Emmanuel Sabonnadiere
Executive Vice President, President and Chief Executive Officer, General Cable Europe and Mediterranean	174,900

Robert J. Siverd
Executive Vice President, General Counsel and Secretary	180,000

Non-Executive Officer Employee Group	6,677,105

(1)	The awards to be made in future years are undeterminable. The disclosed awards represent amounts paid to each Participant in March 2013 under the AIP for 2012 performance.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO REAPPROVE THE PERFORMANCE GOALS UNDER THE GENERAL CABLE CORPORATION 2008 ANNUAL INCENTIVE PLAN.

OTHER INFORMATION

Solicitation of Proxies

Solicitation of proxies is being made by management at the direction of our Board of Directors, without additional compensation, through the mail, in person or by telephone. The cost will be borne by us. In addition, we will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by them and we will reimburse them for their expenses in so doing. We have retained D. F. King & Co., Inc. to aid in the solicitation of proxies for a fee of $5,000 plus out-of-pocket expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors and executive officers, and persons who own more than 10 percent of a registered class of equity securities, to file initial reports of ownership and reports of changes in ownership of General Cable common stock with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms which they file. Based on review of the copies of forms furnished to us and filed with the SEC, we believe that all such SEC filings during 2012 complied with the reporting requirements.

Stockholder Proposals for 2014 Annual Meeting

Stockholder proposals under Rule 14a-8 of the Exchange Act for the 2014 Annual Meeting of Stockholders must be received by General Cable no later than November 28, 2013, in order to be considered for inclusion in our 2014 proxy statement and a form of proxy for that meeting. Stockholder proposals not made under Rule 14a-8 must be made in accordance with the sixty (60) day advance notice procedure described on pages 13-15. All proposals must be communicated in writing to the Secretary of General Cable at our offices at 4 Tesseneer Drive, Highland Heights, Kentucky 41076.

By Order of the Board of Directors,

ROBERT J. SIVERD

Secretary

Highland Heights, Kentucky

March 28, 2013

APPENDIX A

GENERAL CABLE CORPORATION

2008 ANNUAL INCENTIVE PLAN

Amended and Restated as of January 1, 2013

1.     Purpose

The purpose of the amended and restated General Cable Corporation 2008 Annual Incentive Plan (the “Plan”) is to provide annual incentive awards (“Awards”) in order to motivate certain executive officers and key employees of General Cable Corporation, a Delaware corporation, and its subsidiaries (the “Company”) to put forth maximum efforts toward the growth, profitability and success of the Company and its subsidiaries and to encourage such individuals to remain in the employ of the Company or the applicable subsidiary.

2.     Administration

a. The Plan shall be administered by a committee (the “Committee”), which shall be a committee or subcommittee of the Board of Directors of the Company (the “Board”) appointed by the Board from among its members. Initially, the Committee shall be the Board’s Compensation Committee. Unless the Board otherwise determines, the Committee shall be comprised solely of not less than two members who each shall qualify, at the time of appointment, as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder.

b. The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include discretionary authority (within the limitations described herein) to select the persons to be granted Awards under the Plan, to determine the time when Awards will be granted, to determine whether performance objectives and other conditions for earning Awards have been met, to determine whether Awards will be paid at the end of the performance period or deferred to a later date, and to determine whether an Award or payment of an Award should be reduced or eliminated. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Awards granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all persons participating in the Plan and their legal representatives.

c. No member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan.

d. The Committee may delegate to one or more of its members, or to one or more executive officers of the Company (“Executive Officers”), including to the Chief Executive Officer of the Company, authority to select key employees other than Executive Officers to be granted Awards under the Plan and to make all other determinations in respect of such Awards. In addition, the Committee may delegate to such persons such administrative duties as it deems advisable. References herein to “Committee” shall include any such delegate, except where the context otherwise requires. The Committee, or any person to whom it has delegated duties, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan including such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred in the engagement of such counsel, consultant or agent shall be paid by the Company.

3.     Eligibility

Awards may be granted under the Plan to such Executive Officers and key employees of the Company as shall be selected for participation pursuant to Section 2 above.

4.     Awards and Award Pool; Limitations on Awards

a. Each Award granted under the Plan shall represent an amount payable in cash by the Company to the Executive Officer or key employee (a “Participant”) upon accomplishment of one or more or a combination of performance objectives (“Performance Objectives”) in a specified fiscal year (a “Performance Year”), subject to all other terms and conditions of the Plan and such other terms and conditions as may be specified by the Committee. An Award may be granted as a target percentage of base salary of a Participant or as a specific target cash amount. The Performance Objectives for an Award to an Executive Officer shall consist of specific Performance Objectives described in Section 4(e), as approved by the Committee. Performance Objectives for an Award to a key employee other than an Executive Officer may consist of any measure of performance the Committee may determine in its discretion.

b. The grant of Awards under the Plan shall be evidenced by Award letters in a form approved by the Committee from time to time, which shall contain the terms and conditions, as determined by the Committee, of a Participant’s Award; provided, however, that in the event of any conflict between the provisions of the Plan and any Award letters, the provisions of the Plan shall prevail. Awards shall be determined as follows: (1) in case of an Award granted as a target percentage of base salary, the Participant’s target percentage of base salary shall be multiplied by applicable factors and percentages based on the achievement of Performance Objectives; and (2) in case of an Award of a specific target cash amount, the target cash amount shall be multiplied by applicable factors and percentages based on achievement of Performance Objectives.

c. Awards payable in respect of a given Performance Year may be settled only if and to the extent the total amount of Awards (the “Award Pool”) has been accrued on the books of the Company as of the end of such Performance Year. The Award Pool is designated only for purposes of accounting within the Plan and does not authorize any segregation of assets or the creation of a trust.

d. The maximum amount of an Award granted to any one Participant in respect of a Performance Year shall not exceed $3.0 million. This maximum amount limitation shall be measured at the time of settlement of an Award under Section 6.

e. Annual Performance Objectives shall be based on the performance of the Company, one or more of its subsidiaries or affiliates, one or more of its units or divisions and/or the individual for the Performance Year. Performance Objectives shall include the following performance measures individually or in any combination: cash flow; cash flow from operations; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings from continuing operations; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net asset turnover; inventory turnover; capital expenditures; operating earnings; gross or operating margin; profit margin; gross profits; assets; debt; working capital; return on assets; return on net assets; return on total assets; return on capital; return on investment; return on stockholders’ equity; return on sales; net or gross sales; cost of capital; stock price; and total shareholder return; pretax income before allocation of corporate overhead and bonus; net income; appreciation in or maintenance of the price of the Common Stock or any other publicly-traded securities of the Company; market share; economic value-added models; comparisons with various stock market indices; or reduction in costs.

5.     Grant of Awards

a) The Committee shall select those Executive Officers who it determines are to be Participants for a given Performance Year and grant Awards to such Participants not later than 90 days after the commencement of the Performance Year. The Committee shall select other key employees for participation and grant Awards to such

Participants at such times as the Committee may determine. In granting an Award, the Committee shall establish the target amount of the Award in accordance with Section 4, and other terms of such Award. Other provisions of the Plan notwithstanding, in the case of any Participant who initially becomes employed by the Company as an Executive Officer after the commencement of a Performance Year, the Participant may be granted an Award for that Performance Year prior to the date at which 25% of the period remaining in the Performance Year from the date of hiring of such Executive Officer has elapsed.

b) After the end of each Performance Year, the Committee shall determine the extent to which the Award Pool shall be funded based on achievement of the Performance Objectives for such Performance Year. The Committee shall also determine the maximum amount payable to any Participant in respect of an Award for the Performance Year and the amount payable to each Participant in settlement of the Participant’s Award for the Performance Year. The Committee, in its discretion, may determine that the amount payable to any Participant in settlement of an Award shall be reduced, including a determination to make no payment whatsoever, and, in the case of a Participant who is not an Executive Officer, the Committee may determine that such amount shall be increased. Prior to settlement of each Award granted to an Executive Officer, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m) of the Code, that the Performance Objectives and other material terms of the Award have been satisfied.

c) The Committee may adjust or modify Awards or terms of Awards (1) in recognition of unusual or nonrecurring events affecting the Company or any business unit, or the financial statements or results thereof, or in response to changes in applicable laws (including tax, disclosure, and other laws), regulations, accounting principles, or other circumstances deemed relevant by the Committee, (2) with respect to any Participant whose position or duties with the Company change during a Performance Year, or (3) with respect to any person who first becomes a Participant after the first day of the Performance Year; provided, however, that no adjustment to an Award granted to an Executive Officer shall be authorized or made if and to the extent that such authorization or the making of such adjustment would contravene the requirements applicable to “performance-based compensation” under Section 162(m) of the Code and regulations thereunder.

6.     Settlement of Awards

a. Each Participant shall receive a cash lump sum payment in settlement of the amount payable under his or her Award, as determined by the Committee in accordance with Section 5, as promptly as practicable following the time such determination in respect thereof has been reached by the Committee. Payments shall be made between January 1 and March 15 of the calendar year following the year for which the Award is made, subject to Section 409A of the Code or an exception.

b. Each Participant shall have the right to defer his or her receipt of part or all of any payment due in settlement of an Award under and in accordance with the terms and conditions of any deferred compensation plan or arrangement of the Company, unless otherwise specified by the Committee.

7.     Termination of Employment

Except as otherwise provided in any written agreement between the Company and a Participant, or as provided below, if a Participant ceases to be employed by the Company prior to settlement of an Award, such Award shall be forfeited. If a Participant ceases to be employed by the Company prior to settlement of an Award on account of the Participant’s death, disability (as determined by the Committee), normal retirement, or early retirement with the approval of the Committee, the Committee may determine, in its sole discretion (subject to Section 8), the extent to which the Performance Objectives for the Performance Year or portion thereof completed at the date of cessation of employment have been achieved, and may determine that an amount shall be payable in settlement of the Award based on such determination. The Committee may base such determination on the performance achieved for the full Performance Year, in which case its determination may be deferred until following the Performance Year. Such determinations shall be set forth in a written certification, as specified in Section 5. Such Participant or his or her beneficiary shall be entitled to receive settlement of the Award, in the amount, if any, determined by the Committee, as described in Section 6 above. Notwithstanding the foregoing, Awards of “performance based compensation” under Section 162(m) shall be paid based on achievement of the Performance Objectives for the entire Performance Year, consistent with the requirements of Section 162(m).

8.     Status of Awards under Section 162(m)

It is the intent of the Company that Awards granted to Executive Officers shall constitute “performance-based compensation” within the meaning of Section 162(m) of the Code and regulations thereunder, if at the time of settlement the Participant remains an Executive Officer. Accordingly, the Plan shall be interpreted in a manner consistent with Section 162(m) of the Code and regulations thereunder. If any provision of the Plan relating to Executive Officers or any Award letter evidencing an Award to an Executive Officer does not comply or is inconsistent with the provisions of Section 162(m)(4)(C) of the Code or regulations thereunder (including Treasury Regulation 1.162-27(e)) that are required to be met in order for compensation (other than post-termination compensation) to constitute “performance-based compensation,” such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no post-termination settlement shall be authorized or made under Section 7 if and to the extent that such authorization or settlement would contravene such requirements.

9.     Transferability

Awards and amounts payable under this Plan are not transferable by a Participant except upon a Participant’s death by will or the laws of descent and distribution, and shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such attempted action shall be void.

10.     Withholding

All payments relating to an Award, whether at settlement or resulting from any further deferral or issuance of an Award under another plan of the Company in settlement of the Award, shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements.

11.     Tenure

A Participant’s right, if any, to continue to serve the Company as an Executive Officer, officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a Participant or any other event under the Plan.

12.     No Rights to Settlement or to Participate

Until the Committee has determined to settle an Award under Section 6, a Participant’s selection to participate, the grant of an Award, and other events under the Plan shall not be construed as a commitment that any Award will be settled under the Plan. Nothing in the Plan shall be deemed to give any eligible employee any right to participate in the Plan except upon determination of the Committee under Sections 3 and 4. The foregoing notwithstanding, the Committee may authorize legal commitments with respect to Awards under the terms of an employment agreement or other agreement with a Participant, to the extent of the Committee’s authority under the Plan, including commitments that limit the Committee’s future discretion under the Plan, but in all cases subject to Section 8.

13.     Unfunded Plan

Participants shall have no right, title, or interest whatsoever in or to any specific assets of the Company or investments which the Company may make to aid in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

14.     Other Compensatory Plans and Arrangements

Nothing in the Plan shall preclude any Participant from participation in any other compensation or benefit plan of the Company or its subsidiaries. The adoption of the Plan and the grant of Awards hereunder shall not preclude the Company or any subsidiary from paying any other compensation apart from the Plan, including compensation for services or in respect of performance in a Performance Year for which an Award has been made.

15.     Company Policies

The Plan, Awards under this Plan, and payments in settlement of Awards shall be subject to any applicable clawback or recoupment policy and other policies adopted by the Board from time to time.

16.     Section 409A

It is the intent of the Company that the Plan and Awards hereunder qualify for the “short-term deferral” exception to Section 409A of the Code, and the Plan shall be interpreted and administered in accordance with Section 409A or an exception.

17.     Amendment and Termination of Plan

The Board may amend the Plan from time to time or suspend or terminate the Plan at any time. If stockholder approval of an amendment is required by law or regulation, or to ensure that compensation under the Plan will qualify as “performance-based compensation” under Section 162(m) and the regulations thereunder, such amendment will be adopted subject to stockholder approval.

18.     Governing Law

The Plan, Awards granted hereunder, and actions taken in connection herewith shall be governed and construed in accordance with the laws of the Commonwealth of Kentucky (excluding principles of conflict of laws).

19.     Effective Date

The amended and restated Plan shall be effective as of January 1, 2013; provided, however, that the material terms of the performance goals shall be subject to approval of the stockholders of the Company at the 2013 annual meeting of stockholders of the Company before settlement of Awards for the 2013 Performance Year, so that compensation will qualify as “performance-based compensation” under Section 162(m) of the Code and regulations thereunder. In addition, the Board may determine to submit the Plan to stockholders for reapproval at such times, if any, required in order that compensation under the Plan shall qualify as “performance-based compensation.”

Notice of 2013

Annual Meeting Of Stockholders

And

Proxy Statement

GENERAL CABLE CORPORATION 4 TESSENEER DRIVE HIGHLAND HEIGHTS, KY 41076

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M57073-P33133 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENERAL CABLE CORPORATION The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐
Nominees:
01) Gregory B. Kenny 02) Gregory E. Lawton 03) Craig P. Omtvedt 04) Patrick M. Prevost 05) Robert L. Smialek 06) John E. Welsh, III

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:					For	Against	Abstain

2.    Ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, to audit General Cable’s 2013 consolidated financial statements and internal control over financial reporting.

					☐	☐	☐

3. Approval on an advisory basis of the compensation of our named executive officers.					☐	☐	☐

4. Approval of performance goals under General Cable’s 2008 Annual Incentive Plan, as amended and restated, for purposes of Section 162(m) of the Internal Revenue Code, as amended.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting. Only stockholders of record at the close of business on March 18, 2013 are entitled to notice of and to vote at the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

GENERAL CABLE CORPORATION

4 Tesseneer Drive, Highland Heights, Kentucky 41076

Telephone (859) 572-8000

NOTICE OF THE 2013 ANNUAL MEETING OF STOCKHOLDERS

The 2013 Annual Meeting of Stockholders of General Cable Corporation (“General Cable”) will be held on Thursday, May 16, 2013 at 11:00 a.m., Eastern Daylight Time, at the offices of General Cable at 4 Tesseneer Drive, Highland Heights, Kentucky 41076, to consider and act upon the proposals listed on the reverse side.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report, Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M57074-P33133

GENERAL CABLE CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

ANNUAL MEETING OF STOCKHOLDERS

MAY 16, 2013

The stockholder(s) hereby appoint(s) Gregory B. Kenny, Brian J. Robinson, Robert J. Siverd, Diana C. Toman and Emerson C. Moser or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this card, all of the shares of Common stock of General Cable Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, Eastern Daylight Time on May 16, 2013, in Highland Heights, Kentucky, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as directed by the stockholders. If no such directions are made, this proxy will be voted for the election to the Board of Directors of the nominees listed on the reverse side and for each remaining proposal.

Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.

Continued and to be signed on reverse side